EXHIBIT 10.1

Execution Copy

ASSET PURCHASE AGREEMENT

by and among

RECRUITER.COM GROUP, INC.

NOVO GROUP, INC.

THE RESTRICTED SHAREHOLDERS NAMED HEREIN,

THE SELLING SHAREHOLDERS NAMED HEREIN.

and

MICHAEL HARRIS, AS THE SHAREHOLDERS’ REPRESENTATIVE

Dated as of August 27, 2021

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Section 8.05	Indemnification Procedures.	47
Section 8.06	Tax Treatment of Indemnification Payments	48
Section 8.07	Exclusive Remedies.	48
ARTICLE IX MISCELLANEOUS		49
Section 9.01	Expenses.	49
Section 9.02	Notices.	49
Section 9.03	Interpretation.	50
Section 9.04	Disclosure Schedules.	50
Section 9.05	Headings	50
Section 9.06	Severability.	51
Section 9.07	Entire Agreement.
Section 9.08	Successors and Assigns.
Section 9.09	No Third-Party Beneficiaries.
Section 9.10	Amendment and Modification; Waiver.
Section 9.11	Governing Law.
Section 9.12	Specific Performance.
Section 9.13	Counterparts.
Section 9.14	Non-Recourse.

EXHIBITS

Exhibit A – Employment Agreement

Exhibit B – Seller Clients

Exhibit C – Purchase Price Allocation Methodology

Exhibit D – Form of Bill of Sale

Exhibit E – Form of Assignment and Assumption Agreement

Exhibit F – Registration Rights Agreement

Exhibit G – Escrow Agreement

Exhibit H – Shareholder Representation Letter

Exhibit I - Selling Shareholders

Exhibit J – Promissory Note

SCHEDULES

Schedule 2.06 – Accounting Methodologies

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ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of August 27, 2021, is entered into by and among Recruiter.com Group, Inc. a Nevada Corporation (“Buyer”), Novo Group, Inc. a Delaware corporation (“Seller”), Michael Harris (“Harris”), Ted Kellner (“Kellner” and together with Harris, each, a “Restricted Shareholder” and collectively, the “Restricted Shareholders”), the Selling Shareholders (as defined below), and Michael Harris, solely in his capacity as the Shareholders’ Representative (the “Shareholders’ Representative”). Capitalized terms used and not otherwise defined herein have the meanings specified or referred to in Article I.

RECITALS

WHEREAS, Seller operates a recruitment services company for employers providing talent acquisition and other hiring solutions (the “Business”);

WHEREAS, Seller wishes to sell and assign to Buyer, and Buyer wishes to purchase and assume from Seller, substantially all the assets and certain specified liabilities of the Business as a going concern, subject to the terms and conditions set forth herein;

WHEREAS, Seller and the Restricted Shareholders agree, for the benefit of Buyer from and after the Closing Date, to be bound by the provisions set forth in Section 6.06 relating to certain restrictive covenants; and

WHEREAS, concurrently with the execution and delivery of this Agreement, as an inducement for Buyer to enter into this Agreement, Michael McElherne (the “Key Employee”) is entering into an employment agreement (the effectiveness of which will be conditioned on the consummation of the transactions contemplated by this Agreement on the Closing Date) with Buyer, a copy of which is attached hereto as Exhibit A (the “Employment Agreement”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

The following terms have the meanings specified or referred to in this Article I:

“Accounts Receivable” has the meaning set forth in Section 2.01(a).

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

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“Allocation” has the meaning set forth in Section 2.08(d).

“Apportioned Obligations” has the meaning set forth in Section 6.12(b).

“Assigned Contracts” has the meaning set forth in Section 2.01(b).

“Assignment and Assumption Agreement” has the meaning set forth in Section 3.02(a)(ii).

“Assumed Liabilities” has the meaning set forth in Section 2.03.

“Balance Sheet” has the meaning set forth in Section 4.03.

“Balance Sheet Date” has the meaning set forth in Section 4.03.

“Bill of Sale” has the meaning set forth in Section 3.02(a)(i).

“Books and Records” has the meaning set forth in Section 2.01(i).

“Business” has the meaning set forth in the Recitals.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York City are authorized or required by Law to remain closed for business.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Closing Certificate” has the meaning set forth in Section 7.03(d).

“Buyer Balance Sheet” has the meaning set forth in Section 5.08(c).

“Buyer Common Stock” means shares of common stock, par value $0.0001 per share, of Buyer.

“Buyer SEC Documents” has the meaning set forth in Section 5.08(a).

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, as amended.

“Cash” has the meaning set forth in Section 2.02(a).

“Closing” has the meaning set forth in Section 3.01.

“Closing Date” has the meaning set forth in Section 3.01.

“Closing Date Payment.” has the meaning set forth in Section 2.07(b).

“Closing Indebtedness Certificate” means a certificate executed by the Chief Financial Officer (or equivalent officer) of Seller, certifying on behalf of Seller the amount, if any, of Indebtedness of Seller to be paid at the Closing (including an itemized list of such indebtedness and the Persons to whom such indebtedness is owed).

“Closing Working Capital” means: (a) Current Assets, less (b) Current Liabilities, determined as of immediately prior to the Effective Time.

“Closing Working Capital Statement” has the meaning set forth in Section 2.08(a).

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“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of March 19, 2021, between Buyer and Seller.

“Contracts” means all legally binding contracts, leases, mortgages, licenses, sublicences, purchase orders, loan agreements, instruments, notes, commitments, undertakings, indentures and other agreements, or any binding undertakings to enter into any of the foregoing.

“Current Assets” means the current assets of the Business, included in the line items set forth on Schedule 2.06, calculated in accordance with the example calculation attached hereto as Schedule 2.06, and in a manner consistent with the historical practices, policies, conventions, methodologies and procedures used by Seller, as illustrated on Schedule 2.06 (the “Accounting Methodologies”), provided that, Current Assets shall exclude (a) accounts receivable outstanding for over 90 days as of the Closing Date and (b) Cash.

“Current Liabilities” means the current liabilities of the Business included in the line items set forth on Schedule 2.06, calculated in accordance with the example calculation attached hereto as Schedule 2.06 and in a manner consistent with the Accounting Methodologies, provided that, Current Liabilities shall exclude (a) any Indebtedness not repaid as of the Closing Date and (b) Seller’s Transaction Expenses.

“Customer Data” means any and all data submitted by, or compiled in relation to, customers of the Business, including but not limited to personal data and/or other identifying and profiling information, account activity, KYC and due diligence information, anti-money laundering, customer correspondence and any other data or information collected, compiled or stored in relation to customers.

“Disclosure Schedules” means the Disclosure Schedules delivered by Seller and Buyer concurrently with the execution and delivery of this Agreement.

“Disputed Amounts” has the meaning set forth in Section 2.08(b)(iii).

“Dissolution” has the meaning set forth in Section 9.01.

“Earnout Payment” has the meaning set forth in Section 2.10(a).

“Earnout Per Share Stock Price” means the average of the daily volume-weighted average price of one (1) share of Buyer Common Stock on the principal United States market on which such security is traded (which, since June 30, 2021, has been Nasdaq) as reported by Bloomberg (or, if not reported therein, in another authoritative source), as determined on each day of the 30-day period ending on and including the trading day immediately prior to the last day of the applicable Earnout Period.

“Earnout Share Issuance Rate” means, as to the calculation of the number of shares of Buyer Common Stock to be issued pursuant to Section 2.10, a number of shares of Buyer Common Stock, rounded up to the nearest whole share, equal to the quotient of (a) the value of Buyer Common Stock to be issued, divided by (b) the Earnout Per Share Stock Price.

“Employee Program” has the meaning set forth in Section 4.12(e)(i).

“Employees” means those Persons employed by any Seller who work primarily for the Business immediately prior to the Closing.

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“Employment Agreement” has the meaning set forth in the Recitals.

“Encumbrance” means, with respect to the use of real or personal property, any lien (statutory or otherwise), pledge, mortgage, deed of trust, security interest, charge, claim, attachment, hypothecation, option, right of first refusal, right of first offer, easement, encroachment, deed restriction, preferential arrangement, restrictive covenant or change (including, without limitation, any conditional sale or title retention agreement or lease in the nature thereof) or other similar encumbrance or any agreement to file any of the foregoing.

“Equity” means, with respect to any Person, any and all shares, interests, participations, rights in or other equivalents of such Person’s capital stock, partnership interests, membership interests, limited liability company interests or other equivalent equity or ownership interests and any rights, warrants or options exchangeable or exercisable for or convertible into such capital stock or other equity or ownership interests (whether embedded in other securities or not).

“ERISA Affiliate” has the meaning set forth in Section 4.12(e)(i).

“Escrow Shares” means a number of shares of Buyer Common Stock equal to (a) 25% multiplied by (b) the number of shares of Buyer Common Stock determined in Section 2.07(c)(i). 40% of the Escrow Shares shall be designated as “Purchase Price Escrow Shares” and 60% of the Escrow Shares shall be designated as “Indemnity Escrow Shares”.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Assets” has the meaning set forth in Section 2.02.

“Excluded Liabilities” has the meaning set forth in Section 2.04.

“Financial Audit” means Buyer’s financial audit of Seller for the 2019 and 2020 fiscal years and the interim financial statements for the five months ending May 31, 2021, in accordance with GAAP.

“Financial Statements” has the meaning set forth in Section 4.03.

“Fraud” means, with respect to a party, an actual and intentional misrepresentation of a material existing fact with respect to the making of any representation or warranty in Article IV or Article V, made by such party, (a) with respect to Seller, to Seller’s actual knowledge, of its falsity and made for the purpose of inducing the other party to act, and upon which the other party justifiably relies with resulting Losses and (b) with respect to Buyer, to Buyer’s actual knowledge, of its falsity and made for the purpose of inducing the other party to act, and upon which the other party justifiably relies with resulting Losses.

“Fundamental Warranties” means the representations and warranties in Section 4.01, Section 4.02(a), Section 4.06, Section 4.07(a), Section 5.01, Section 5.02(a), Section 5.05 and Section 5.06.

“GAAP” means United States generally accepted accounting principles, in effect from time to time.

“General Warranties” means the representations and warranties in Article IV and Article V other than the Fundamental Warranties and the Tax Warranties.

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“Governmental Authority” means (i) any international, multinational, national, federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, including without limitation, any department, central bank, court, minister, governor-in-counsel, cabinet commission, board, bureau, agency, commissioner, tribunal or instrumentality (whether domestic or foreign), (ii) any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction, (iii) any stock exchange, and (iv) any quasi-governmental or private body exercising any regulatory, administrative, expropriation or taxing authority under or for the account of any of the foregoing.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Material” has the meaning set forth in Section 4.14(g)(iv).

“Indebtedness” means the aggregate amount of any liability of Seller as of immediately prior to the Closing for the following: (a) borrowed money, including current and long-term portions of bank debt, mortgages, member loans and other loans, unpaid installment obligations, and notes payable; (b) installment purchases of real or personal property or services; (c) capital leases (as defined by GAAP); (d) obligations evidenced by a promissory note, bond, debenture, or other similar instrument or debt security; (e) under any interest rate swap, forward contract or other hedging arrangement of Seller; (f) off-balance sheet financing, including synthetic leases and project financing; and (g) for guarantees of any liability of a third party of the type described in clauses (a) through (f). “Indebtedness” does not include any Liabilities to the extent included in the calculation of any adjustment to the Purchase Price pursuant to Section 2.06 or Section 2.08.

“Indemnified Party” has the meaning set forth in Section 8.04.

“Indemnifying Party” has the meaning set forth in Section 8.04.

“Independent Accountant” has the meaning set forth in Section 2.08(b)(iii).

“Insurance Policies” has the meaning set forth in Section 4.15.

“Intellectual Property” means any and all of the following arising pursuant to the Laws of any jurisdiction throughout the world: (a) registered and unregistered trademarks, service marks, trade names, and similar indicia of source of origin, all registrations and applications for registration thereof, and the goodwill connected with the use of and symbolized by the foregoing; (b) registered and unregistered copyrights and all registrations and applications for registration thereof, including without limitation, all compilations, databases and computer programs, manuals and other documentation, and all derivatives, translations adaptations and combinations of any of the foregoing; (c) trade secrets and know-how; (d) patents and patent applications; (e) internet domain name registrations; and (f) other intellectual property and related proprietary rights.

“Intellectual Property Agreements” means all licenses, sublicenses and other agreements by or through which other Persons grant Seller, or Seller grants any other Persons, any exclusive or non-exclusive rights or interests in or to any Intellectual Property that is used or held for use in connection with the Business.

“Intellectual Property Assets” means all Intellectual Property that is owned by Seller in connection with the Business, including without limitation, the Intellectual Property Registrations and the Software Assets used or held for use in connection with the Business and set forth on Section 4.09(a) of the Disclosure Schedules, including without limitation, all goodwill associated with the same.

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“Intellectual Property Registrations” means all Intellectual Property Assets that are subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including without limitation, registered trademarks, domain names, and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Interim Financial Statements” has the meaning set forth in Section 4.03.

“Knowledge of Seller,” “Seller’s Knowledge,” or any other similar knowledge qualification means the actual knowledge of Michael Harris and Mike McElherne, in each case after reasonable inquiry.

“Law” means any domestic or foreign, federal, provincial, state or local statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, writ, injunction, judgment, award, administrative or judicial decision or interpretation, decree, other requirement or rule of law of any Governmental Authority.

“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, whether asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Losses” means losses, damages, liabilities, deficiencies, proceedings, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder; provided, however, that “Losses” shall not include punitive damages, except to the extent actually awarded to a third-party.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is materially adverse to (a) the business, results of operations, financial condition or assets of the Business, taken as a whole, or (b) the ability of Seller to consummate the transactions contemplated by this Agreement or the other Transaction Documents; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Business operates; provided, that such events, occurrences, facts, conditions or changes do not otherwise have a disproportionate impact effect on Seller or the Business, taken as a whole; (iii) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (iv) any action required or permitted by this Agreement or the other Transaction Documents, or any action taken (or omitted to be taken) with the written consent of or at the written request of Buyer after the date hereof; (v) any changes in applicable Laws or accounting rules or the enforcement, implementation or interpretation thereof after the date hereof; provided, that such changes do not otherwise have a disproportionate impact effect on Seller or the Business, taken as a whole; (vi) the announcement, pendency or completion of the transactions contemplated by this Agreement and the other Transaction Documents, or (vii) any failure by the Business to meet any internal or published projections, forecasts or revenue or earnings predictions (provided, that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded).

“Material Contracts” has the meaning set forth in Section 4.20.

“Material Customer” has the meaning set forth in Section 4.17(a).

“Material Suppliers” has the meaning set forth in Section 4.17(b).

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“Multiemployer Plan” has the meaning set forth in Section 4.12(e)(iv).

“Nasdaq” means the Nasdaq Stock Market.

“Permits” means all permits, licenses, franchises, approvals, variances, authorizations, exemptions, registrations and consents required to be obtained from Governmental Authorities.

“Permitted Encumbrances” means (a) liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures and for which an adequate reserve is provided in the Financial Statements; (b) mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business; (c) easements, rights of way, zoning ordinances, restrictions and other similar encumbrances affecting Real Property; (d) liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; and (e) other imperfections of title or Encumbrances, if any, that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

“Per Share Stock Price” means the average of the daily volume-weighted average price of one (1) share of Buyer Common Stock on the principal United States market on which such security is traded (which has been Nasdaq since June 30, 2021) as reported by Bloomberg (or, if not reported therein, in another authoritative source), as determined on each day of the 30-day period ending on and including the trading day immediately prior to the Closing Date.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Post-Closing 2021 Revenue” means for the period beginning on the Closing Date and ending on December 31, 2021 (the “Post-Closing Period”): (a) revenue generated by selling products and services to Seller Clients, plus (b) revenue generated by Natalie Forward, Marc Padron, Stephanie Benesh and Michael McElherne, whether or not such revenue arises from sales to Seller Clients.

“Post-Closing Adjustment” means the adjustments contemplated by Section 2.08.

“Post-Closing Apportioned Period” has the meaning set forth in Section 6.12(b).

“PPP Loan” means any loan from, or Liability or obligation of Seller and/or any of its Affiliates to, the SBA or any other Person under the CARES Act, “Paycheck Protection Program”, “Economic Stabilization Fund” or other SBA loan program.

“Pre-Closing Apportioned Period” has the meaning set forth in Section 6.12(b).

"Promissory Note" has the meaning set forth in Section 2.07(b).

“Pro Rata Share” means, with respect to a Selling Shareholder, a percentage equal to such Selling Shareholder’s percentage of Equity ownership in Seller following the Reverse Stock Split, as set forth in Exhibit I.

“Purchase Price” has the meaning set forth in Section 2.05.

“Purchased Assets” has the meaning set forth in Section 2.01.

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“Remaining 2021 Revenue” means (a) $5,350,000, minus (b) the revenue of Seller for the period beginning on January 1, 2021 and ending on the Closing Date.

“Representative” means, with respect to any Person, any and all directors, officers, managers, members, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Resolution Period” has the meaning set forth in Section 2.08(b)(ii).

“Restricted Parties” means, collectively, Seller and the Restricted Shareholders.

“Reverse Stock Split” means the 10,000 for 1 reverse stock split of Seller’s outstanding shares of capital stock.

“Review Period” has the meaning set forth in Section 2.08(b)(i).

“SBA” means the Small Business Administration.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller” has the meaning set forth in the Preamble.

“Seller Administrative Expense Fund” means an amount equal to $75,000.

“Seller Closing Certificate” has the meaning set forth in Section 7.02(d).

“Seller Employee Program” has the meaning set forth in Section 4.12(a).

“Seller Benefit Plans” has the meaning set forth in Section 2.02(i).

“Seller Clients” means Seller’s existing revenue generating clients and those clients that generated revenue within the 24-month period immediately prior to the Closing Date. All Seller Clients are listed on Exhibit B.

“Seller Revenue” means (a) revenue generated by selling products and services to Seller Clients, minus (b) commissions paid in respect of such revenue (provided that, during the Earnout Period, any such commissions shall be paid in accordance with Seller’s existing commission rate(s) and structure as of the Closing Date).

“Selling Parties” means, collectively, Seller and the Selling Shareholders.

“Selling Shareholder Approval” means the approval and adoption of this Agreement by the affirmative vote (in person, by proxy or written consent) of 100% of the Selling Shareholders entitled to vote on such action.

“Selling Shareholders” means those people owning shares of Seller as listed in Exhibit I. Exhibit I contains the Selling Shareholder’s name and Pro Rata Share.

“Share Issuance Rate” means, as to the calculation of the number of shares of Buyer Common Stock to be issued pursuant to this Agreement (other than pursuant to Section 2.10), a number of shares of Buyer Common Stock, rounded up to the nearest whole share, equal to the quotient of (a) the value of Buyer Common Stock to be issued, divided by (b) the Per Share Stock Price.

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“Software” means computer software, programs, and databases in any form, including without limitation, source code, object code, operating systems and specifications, data, databases, database management code, tools, developers kits, utilities, graphical user interfaces, menus, artwork, images, icons, forms and software engines, and all versions, updates, corrections, enhancements and modifications thereof, and all related technical and functional documentation, developer notes, comments, and annotations.

“Software Assets” means all Software that Seller has an ownership interest of any nature in and is used or held for use in connection with the Business, including without limitation, the Software set forth on Section 4.09(a) of the Disclosure Schedules.

“Statement of Objections” has the meaning set forth in Section 2.08(b)(ii).

“Tangible Personal Property” has the meaning set forth in Section 2.01(d).

“Target Working Capital” means $163,912.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, value added transfer, franchise, alternative minimum, social security, occupation, net worth, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Tax Warranties” means the representations and warranties in Section 4.18.

“Transaction Documents” means this Agreement, the Promissory Note, the Bill of Sale, the Assignment and Assumption Agreement, the Preliminary Working Capital Statement, the Registration Rights Agreement, the Employment Agreement and the other agreements, instruments and documents required to be delivered at the Closing hereunder or thereunder.

“Transaction Expenses” means (a) any investment banking fees, financial advisory fees, brokerage fees, commissions, finder’s fees, attorneys’ fees and expenses, accountants’ fees and expenses or similar fees incurred by Seller arising in connection with this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby, (b) any obligation of Seller to pay any Person consideration in connection with the closing of the transactions contemplated by this Agreement and the other Transaction Documents under any phantom equity plan, incentive compensation plan, equity appreciation rights plan or agreement, employment agreement, deferred compensation plan or agreement, supplemental executive compensation agreement, phantom equity plan or agreement, sale, “stay-around,” “change-in-control,” retention, or similar bonuses or payments to current or former directors, officers, employees and consultants, (c) any employment and related Taxes imposed on the Company in connection with the payment of any of the obligations pursuant to clause (b) of the foregoing items, and (d) one-half of the fees arising under the Escrow Agreement.

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“Transferred Employee” has the meaning set forth in Section 6.04(a).

“WARN Act” has the meaning set forth in Section 4.13(e).

“Websites” means thenovogroup.com.

“Year-End Financial Statements” has the meaning set forth in Section 4.03.

ARTICLE II
PURCHASE AND SALE

Section 2.01 Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell, convey, assign, transfer and deliver to Buyer free from any Encumbrance, other than Permitted Encumbrances, and Buyer shall purchase from Seller free from any Encumbrance, other than Permitted Encumbrances, all of Seller’s legal and beneficial right, title and interest in, to and under all of the tangible and intangible assets, properties and rights of every kind and nature and wherever located (other than the Excluded Assets), that relate to, or are used or held for use in connection with, the Business (collectively, the “Purchased Assets”), with a view to Buyer carrying on the Business as a going concern in succession to Seller, including without limitation, the following:

(a) all accounts receivable of the Business (“Accounts Receivable”);

(b) all Contracts set forth on Section 2.01(b) of the Disclosure Schedules and all unfilled or uncompleted purchase or sales orders received or submitted by Seller in the ordinary course of business, the Intellectual Property Agreements set forth on Section 4.09(a) of the Disclosure Schedules and the contracts of employment for each Employee set forth on Section 4.12(a) of the Disclosure Schedule (collectively, the “Assigned Contracts”);

(c) all user and personal profiles, resumes, and client, CRM, recruiter and other databases, all brands, Website domains, software code, servers, other hardware and all other Intellectual Property Assets, including, without limitation, the right to sue and recover for past, present or future infringement or other unauthorized use of such Intellectual Property Assets;

(d) all furniture, fixtures, equipment, machinery, tools, vehicles, office equipment, supplies, computers, telephones and other tangible personal property of the Business (the “Tangible Personal Property”);

(e) all prepaid expenses, credits, advance payments, security deposits, charges, sums and fees to the extent related to any Purchased Assets;

(f) all telephone numbers, fax numbers, e-mail addresses, postal addresses and postal boxes related to or used or held for use in connection with the Business;

(g) all Permits owned, held or used by Seller in connection with the Business to the extent transferrable under applicable Law;

(h) all of Seller’s rights under warranties, indemnities and all similar rights against third parties to the extent related to any Purchased Assets (excluding Tax refunds and Excluded Insurance Rights, unless such refund or amount is including in the calculation of Final Closing Working Capital);

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(i) originals or, where not available, copies, of all books and records, including books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, Customer Data, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, formulae, designs, specifications, drawings, product development, data, manuals, handbooks, plans and instructions, customer complaints and inquiry files, research and development files, sales material and records, marketing and promotional surveys, material and research and any other information relating to the operation, management, administration or financial affairs of the Business, including without limitation, business plans, forecasts and information relating to business development (collectively, “Books and Records”);

(j) all goodwill associated with any of the assets described in the foregoing clauses; and

(k) all other assets of Seller relating to the Business, other than the Excluded Assets.

Section 2.02 Excluded Assets. Other than the Purchased Assets, Buyer expressly understands and agrees that it is not purchasing or acquiring, and Seller is not selling or assigning, any other assets or properties of Seller, and all such other assets and properties shall be excluded from the Purchased Assets (collectively, the “Excluded Assets”). Excluded Assets include the following assets and properties of Seller:

(a) cash, negotiable instruments, and cash equivalents held by, for, or on behalf of the Business, whether restricted or unrestricted, including, for the avoidance of doubt, cash held in bank accounts and elsewhere within the Business, but specifically excluding cash held on behalf of third-parties, including without limitation, customer deposits (“Cash”);

(b) all Contracts listed on Section 2.02(b) of the Disclosure Schedules (the “Excluded Contracts”);

(c) the corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of Seller, all employee-related or employee benefit-related files or records (other than personnel files of Transferred Employees), and any other books and records that Seller are prohibited from disclosing or transferring to Buyer under applicable Law and is required by applicable Law to retain;

(d) all insurance policies of Seller and all rights to applicable claims and proceeds thereunder (“Excluded Insurance Rights”), except to the extent the proceeds under any such policy may be applied to cover the indemnity obligations of Seller hereunder;

(e) all Tax assets (including all rights to receive duty and Tax refunds and prepayments) of Seller or any of their Affiliates or otherwise relating to the Purchased Assets or the Business to the extent such Tax assets relate to the Pre-Closing Apportioned Period;

(f) all rights to any action, suit or claim of any nature available to or being pursued by Seller, whether arising by way of counterclaim or otherwise;

(g) all books, records, and other materials prepared by, or emails and other correspondence with, outside legal counsel, together with the related attorney-client privilege and all attorney work product protections;

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(h) all books, records, other materials, emails and other correspondence relating to Seller’s or the Selling Shareholders’ preparation and negotiation of this Agreement and the other Transaction Documents and the evaluation and consummation of the transactions contemplated hereby and thereby;

(i) the rights that accrue or will accrue to Seller under this Agreement and the other Transaction Documents; and

(j) all employee benefit plans maintained by Seller or any Affiliates thereof (the “Seller Benefit Plans”); and

(k) the assets, properties and rights, if any, specifically set forth on Section 2.02(k) of the Disclosure Schedules.

Section 2.03 Assumed Liabilities. Subject to the terms and conditions set forth herein, Buyer shall assume and agree to pay, perform and discharge when due any and the following (and only the following) Liabilities of Seller arising out of or relating to the Business or the Purchased Assets on or after the Closing, but specifically excluding the Excluded Liabilities (collectively, the “Assumed Liabilities”):

(a) all Liabilities to the extent reflected in the calculation of Final Closing Working Capital;

(b) all Liabilities arising under or relating to the Assigned Contracts, whether arising prior to, on or after the Closing, in each case solely to the extent such obligations (i) relate to performance to occur after the Effective Time, (ii) do not arise from or relate to a breach by Seller or any of its Affiliates of any provision thereof, and (iii) are not expanded by virtue of the assignment and assumption thereof pursuant to this Agreement as compared to the obligations that would have been applicable absent such assignment and assumption;

(c) all Liabilities first arising out of or relating to Buyer’s ownership or operation of the Business and the Purchased Assets on and after the Effective Time so long as such Liabilities are not specified as Excluded Liabilities hereunder;

(d) all Liabilities for (i) Taxes relating to the Business, the Purchased Assets or the Assumed Liabilities for any taxable period (or any portion thereof) beginning after the Closing Date and (ii) Taxes for which Buyer is liable pursuant to Section 6.12; and

(e) those Liabilities of Seller, if any, specifically set forth on Section 2.03(e) of the Disclosure Schedules.

Section 2.04 Excluded Liabilities. Buyer shall not assume and shall not be responsible to pay, perform or discharge any of the following Liabilities of Seller (collectively, the “Excluded Liabilities”):

(a) any Liabilities arising out of or relating to Seller’s ownership or operation of the Business and the Purchased Assets prior to the Closing Date, other than Current Liabilities included in the calculation of Closing Working Capital or Final Closing Working Capital;

(b) any Liabilities relating to or arising out of the Excluded Assets;

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(c) any Liabilities for (i) Taxes relating to the Business, the Purchased Assets or the Assumed Liabilities for any taxable period ending on or prior to the Closing Date and (ii) any other Taxes of Seller (other than Taxes allocated to Buyer under Section 6.12) for any taxable period;

(d) except as specifically provided in Section 6.04, any Liabilities of Seller relating to or arising out of (i) the employment, or termination of employment, of any Employee prior to the Closing, (ii) workers’ compensation claims of any Employee which relate to events occurring prior to the Closing Date; and (iii) the Seller Benefit Plans;

(e) any Liabilities of Seller arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the other Transaction Documents, and the transactions contemplated hereby and thereby, including, without limitation, fees and expenses of counsel, accountants, consultants, advisers and others;

(f) all Liabilities relating to Excluded Contracts;

(g) all Liabilities of Seller other than the Assumed Liabilities;

(h) all Liabilities of Seller related to the Company’s prior PPP loans; and

(i) the Transaction Expenses, other than the Buyer Paid Transaction Expenses.

Section 2.05 Purchase Price. The aggregate purchase price for the Purchased Assets shall be: (a) Six Million Six Hundred and Eighty-Seven Thousand Five Hundred Dollars ($6,687,500) (the “Base Purchase Price”), plus (b) the aggregate amount of Earnout Payments paid to Seller (if any), plus (c) the amount (if any) by which the Final Closing Working Capital is greater than the Target Working Capital, minus (d) the amount (if any) by which the Final Closing Working Capital is less than the Target Working Capital (collectively, the “Purchase Price”).

Section 2.06 Closing Estimates. At least three (3) Business Days before the Closing, Seller shall prepare and deliver to Buyer a statement (the “Preliminary Closing Working Capital Statement”) setting forth calculations of (a) the estimated Closing Working Capital as of the Effective Time, including the calculation thereof in reasonable detail calculated using the same Accounting Methodologies as the calculation set forth on Schedule 2.06 (the “Preliminary Closing Working Capital”), (b) the amount of Indebtedness of Seller as of the Effective Time (the “Seller’s Indebtedness Amount”) and (c) the amount of the following Transaction Expenses as of the Effective Time: brokers fees and any expenses payable by Seller to Taureau Group/Burch & Company, Inc. and Seller's share of the fees arising under the Escrow Agreement, which will be paid directly by Buyer at Closing ("Buyer Paid Transaction Expenses").

Section 2.07 Closing Payment to Seller. At Closing, Buyer shall assume the Assumed Liabilities by executing the Assignment and Assumption Agreement and make the following payments in accordance with the Funds Flow Memorandum:

(a) Closing Cash Payment to Seller. Buyer shall pay to Seller in cash by wire transfer an amount (the “Estimated Cash Closing Payment”) equal to the sum of (i) $1,337,500, plus (ii) the amount (if any) by which the Preliminary Closing Working Capital is greater than the Target Working Capital, minus (iii) the amount (if any) by which the Preliminary Closing Working Capital is less than the Target Working Capital, minus (iv) the Buyer Paid Transaction Expenses, minus (v) Seller’s Indebtedness Amount, and minus (v) Seller’s Administrative Expense Fund.

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(b) Promissory Note. Buyer shall deliver to Seller on the Closing Date a Promissory Note (the "Promissory Note") with an aggregate principal amount of $3,000,000, with a maturity date of the thirty (30) month anniversary of the Closing Date, a copy of which is attached hereto as Exhibit J; and

(c) Closing Stock Payment to Seller. Buyer shall deliver to Seller on the Closing Date (i) the number of shares of Buyer Common Stock having a value, based on the Share Issuance Rate, equal to $2,350,000, minus (ii) the Escrow Shares.

(d) Escrow. Buyer shall deliver the Escrow Shares to US Bank National Association (the “Escrow Agent”) to be held pursuant to an Escrow Agreement among the Escrow Agent, Shareholders’ Representative and Buyer (the “Escrow Agreement”).

(e) Seller Indebtedness Amount. Simultaneous with Closing, Buyer shall pay or otherwise discharge, on behalf the Seller, all Indebtedness, if any, included in the Seller’s Indebtedness Amount (including all principal, accrued interest, penalties, premiums thereon and success fees with respect thereto through the date on which such Indebtedness is satisfied and extinguished) in accordance with the Funds Flow Memorandum.

(f) Buyer Paid Transaction Expenses. Simultaneous with Closing, Buyer shall pay, on behalf of the Seller, all Transaction Expenses included in the Buyer Paid Transaction Expenses in accordance with the Funds Flow Memorandum.

(g) Seller Administrative Expense Fund. At Closing, Buyer shall pay to the Shareholders’ Representative, in accordance with the Funds Flow Memorandum, an amount equal to the amount of the Seller Administrative Expense Fund.

Section 2.08 Post-Closing Adjustment.

(a) Post-Closing Adjustment. Within sixty (60) days after the Closing Date, Buyer shall prepare and deliver to Seller a statement (the “Closing Working Capital Statement”) setting forth Buyer’s calculation of Closing Working Capital as of the Effective Time (the “Final Closing Working Capital”), including the calculation thereof in reasonable detail calculated using the same Accounting Methodologies as the calculation set forth on Schedule 2.06. Without affecting Buyer’s obligation to deliver the calculations required by this Section 2.08(a), if Buyer fails to deliver such calculations within sixty (60) days following the Closing Date, then, at Seller’s election, the estimates of any such amounts as set forth on the Preliminary Closing Working Capital Statement shall be final, not subject to further adjustment and binding for all purposes.

Buyer acknowledges and agrees that the purpose of the adjustments contemplated by this Section 2.08 with respect to Final Closing Working Capital is to measure the amount of changes in Closing Working Capital using the same accounting methods, policies, practices and procedures, with consistent classifications, judgments and estimation methodology, as were used in the preparation of Preliminary Closing Working Capital, the Target Working Capital and the definition of Closing Working Capital, and Buyer shall not introduce different judgments, adjustments, accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies for the purposes of determining Final Closing Working Capital.

(b) Examination and Review.

(i) Examination. After receipt of the Closing Working Capital Statement, Seller shall have 45 days (the “Review Period”) to review the Closing Working Capital Statement. During the Review Period, Seller and Seller’s accountants shall, at its sole expense, have reasonable access to the personnel of, and work papers prepared by, Buyer or Buyer’s accountants to the extent that they relate to the Closing Working Capital Statement, and to such historical financial information relating to the Closing Working Capital Statement as Seller may reasonably request for the purpose of reviewing the Closing Working Capital Statement and to prepare a Statement of Objections (as defined below); provided, however, that any such access shall be during normal business hours and shall be conducted in a manner so not to disrupt the operations of the Business.

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(ii) Objection. On or prior to the last day of the Review Period, Seller may object to the Closing Working Capital Statement by delivering to Buyer a written statement setting forth Seller’s objections in reasonable detail (the “Statement of Objections”). If Seller fails to deliver the Statement of Objections before the expiration of the Review Period, then the Closing Working Capital reflected in the Closing Working Capital Statement shall be deemed to have been accepted by Seller. If Seller delivers the Statement of Objections before the expiration of the Review Period, then Buyer and Seller shall negotiate in good faith to resolve such objections within 30 days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, then the Closing Working Capital Statement, with such changes as may have been previously agreed in writing by Buyer and Seller, shall be final and binding.

(iii) Resolution of Disputes. If Seller and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts”) shall be submitted for resolution to the office of Baker Tilly or, if Baker Tilly is unable to serve, Buyer and Seller shall appoint by mutual agreement the office of an impartial internationally recognized firm of independent certified public accountants other than Seller’s accountants or Buyer’s accountants (the “Independent Accountant”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Closing Working Capital Statement. The Independent Accountant shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Working Capital Statement and the Statement of Objections, respectively. For the avoidance of doubt, the Independent Accountant shall apply the Accounting Methodologies and the other principles set forth in this Agreement for purposes of the disputed calculations, even if the Accounting Methodologies or such other principles deviate from GAAP, and the engagement letter for the Independent Accountant shall include the agreement of the Independent Accountant to so apply the Accounting Methodologies.

(iv) Correspondence with Independent Accountant; Access. Buyer and Seller shall keep each other copied on any correspondence with the Independent Accountant, and shall not meet or engage in calls or conferences with the Independent Accountant unless the other party is provided with reasonable advance thereof and an opportunity to participate. Buyer will provide the Independent Accountant with reasonable access to the books and records used in the preparation of Buyer’s calculations of the Final Closing Working Capital. Buyer shall make its financial staff and accountants (subject to the execution of customary work paper access letters if requested) reasonably available to the Independent Accountant upon reasonable notice and during normal business hours.

(v) Fees of the Independent Accountant. The fees and expenses of the Independent Accountant incurred in the resolution of such dispute shall be borne by Buyer and Seller in such proportion by which Buyer and Seller prevail in resolution of the dispute, which proportionate allocation shall be determined by the Independent Accountant at the time the determination of the Independent Accountant is rendered on the merits. For example, if Seller challenges the calculation of the Final Closing Working Capital by an amount of $100,000, but the Independent Accountant determines that Seller has a valid claim for only $60,000 (i.e., Seller prevails as to 60% of its claim), then Buyer shall bear 60% of the fees and expenses of the Independent Accountant and Seller shall bear the other 40% of such fees and expenses.

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(vi) Determination by Independent Accountant. The Independent Accountant shall make a determination as soon as practicable within thirty (30) days (or such other time as the parties hereto shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Closing Working Capital Statement shall be conclusive and binding upon the parties hereto.

(c) Payments of Post-Closing Adjustment. After the determination of the Final Closing Working Capital (as finally determined under Section 2.08(b)), an adjustment payment shall be paid as follows:

(i) If the Final Closing Working Capital is less than the Preliminary Closing Working Capital, then Seller will pay to Buyer the entire amount of such difference by wire transfer of immediately available funds to an account designated by Buyer (the “Final Deficiency”).

(ii) If the Final Closing Working Capital is greater than the Preliminary Closing Working Capital, then Buyer will pay to Seller the entire amount of such difference by wire transfer of immediately available funds to an account designated by Seller (the “Final Excess”).

Any payment of the Final Deficiency by Seller or Final Excess by Buyer shall be due (i) within five (5) Business Days of acceptance of the applicable Closing Working Capital Statement or (ii) if there are Disputed Amounts, within five Business Days of the resolution described in Section 2.08(b).

(d) Allocations; Adjustments for Tax Purposes. For U.S. federal and applicable state and local Tax purposes, Buyer and Seller agree to allocate the Purchase Price, Assumed Liabilities, and all other relevant items among the Purchased Assets (the “Allocation”) in accordance with Section 1060 of the Code and the Purchase Price Allocation Methodology attached hereto as Exhibit C. Any payments made pursuant to this Section 2.08 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Applicable Law. Neither Buyer nor Seller shall, nor shall they permit their respective Affiliates to, take any position inconsistent with the Purchase Price Allocation Methodology, unless required to do so pursuant to a “determination,” within the meaning of Section 1313(a) of the Code. Buyer and Seller shall make appropriate adjustments to the Allocation to reflect the adjustments to the Purchase Price.

Section 2.09 Non-Assignable Assets.

(a) Notwithstanding anything to the contrary in this Agreement, and subject to the provisions of this Section 2.09, to the extent that the sale, assignment, transfer, conveyance or delivery, or attempted sale, assignment, transfer, conveyance or delivery, to Buyer of any Purchased Asset would result in a violation of applicable Law, or would require the consent, authorization, approval or waiver of a Person who is not a party to this Agreement or an Affiliate of a party to this Agreement (including, without limitation, any Governmental Authority), and such consent, authorization, approval or waiver shall not have been obtained prior to the Closing, this Agreement shall not constitute a sale, assignment, transfer, conveyance or delivery, or an attempted sale, assignment, transfer, conveyance or delivery, thereof; provided, however, that, subject to the satisfaction or waiver of the conditions contained in Article VII, the Closing shall occur notwithstanding the foregoing without any adjustment to the Purchase Price on account thereof. Following the Closing, Seller and Buyer shall use commercially reasonable efforts, and shall cooperate with each other, to obtain any such required consent, authorization, approval or waiver, or any release, substitution or amendment required to novate all liabilities and obligations under any and all Assigned Contracts or other liabilities that constitute Assumed Liabilities or to obtain in writing the unconditional release of all parties to such arrangements, so that, in any case, Buyer shall be solely responsible for such liabilities and obligations from and after the Closing Date; provided, however, that neither Seller nor Buyer shall be required to pay any consideration therefor. Once such consent, authorization, approval, waiver, release, substitution or amendment is obtained, the relevant Purchased Asset to which such consent, authorization, approval, waiver, release, substitution or amendment relates, for no additional consideration, shall automatically assign, transfer, convey and deliver to Buyer. Applicable sales, transfer and other similar Taxes in connection with such sale, assignment, transfer, conveyance or license shall be paid by Buyer in accordance with Section 6.12.

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(b) To the extent that any Purchased Asset or Assumed Liability cannot be transferred to Buyer following the Closing pursuant to this Section 2.09, Buyer and Seller shall use commercially reasonable efforts to enter into such arrangements (such as subleasing, sublicensing or subcontracting) to provide to the parties the economic and, to the extent permitted under applicable Law, operational equivalent of the transfer of such Purchased Asset or Assumed Liability to Buyer as of the Closing and the performance by Buyer of its obligations with respect thereto. Buyer shall, as agent or subcontractor for Seller to pay, perform and discharge fully the liabilities and obligations of Seller thereunder from and after the Closing Date. To the extent permitted under applicable Law, Seller shall, at Buyer’s expense, hold in trust for and pay to Buyer promptly upon receipt thereof, such Purchased Asset and all income, proceeds and other monies received by Seller to the extent related to such Purchased Asset in connection with the arrangements under this Section 2.09. Seller shall be permitted to set off against such amounts all direct reasonably and properly incurred costs associated with the retention and maintenance of such Purchased Assets. Notwithstanding anything herein to the contrary, the provisions of this Section 2.09 shall not apply to any consent or approval required under any antitrust, competition or trade regulation Law, which consent or approval shall be governed by Section 6.07.

Section 2.10 Earn-Out Payments. As additional consideration for the Purchased Assets, and at such time and in the manner provided in this Section 2.10, Buyer shall pay to Shareholders’ Representative (on behalf of Seller) the amount, if any, determined in accordance with this Section 2.10 (any such payment, an “Earnout Payment”).

(a) Calculation of Earnout Payments. The Earnout Payment for each Earnout Period (as defined below) shall be an amount equal to (i) .05 multiplied by (ii) Seller Revenue for the applicable Earnout Period.

(b) Earnout Periods. The eight (8) Earnout Periods shall be each of the eight (8) consecutive calendar quarters beginning on January 1, 2022, with the first such Earnout Period ending on March 31, 2022 and the last such Earnout Period ending on December 31, 2023.

(c) Earnout Calculation Statement; Dispute. For each Earnout Period, no later than thirty (30) calendar days following the end of the Earnout Period, Buyer shall prepare and deliver to Shareholders’ Representative a statement (the “Earnout Calculation Statement”) setting forth in reasonable detail (i) a calculation of Seller Revenue for the Earnout Period and (ii) a calculation of the Earnout Payment due for the Earnout Period. Following the delivery of the Earnout Calculation Statement to the Shareholders’ Representative pursuant to this Section 2.10(c), the procedures and deadlines for finalizing and, if applicable, disputing the Post-Closing Adjustment in Section 2.08 shall apply, mutatis mutandis, to the finalization and, if applicable, disputing of such Earnout Calculation Statement (including the 45-day Review Period).

(d) Payment. Buyer shall deliver to Shareholders’ Representative (on behalf of Seller) within five (5) Business Days of the finalization of the Earnout Calculation Statement, the Earnout Payment by wire transfer of immediately available funds to an account designated by Shareholders’ Representative. Seller may assign the right to receive an Earnout Payment or any portion thereof to any of the shareholders of Seller at any time on or after the Closing Date, including in connection with the Dissolution.

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(e) Operation of the Business. From the Closing Date until the last day of the final Earnout Period, Buyer shall (i) operate the Business consistent with Seller’s past practices, including, but not limited to Seller’s pricing and commissions model that is in place as of the Closing Date, (ii) use reasonable best efforts to maximize Seller Revenue, and (iii) not, directly or indirectly, take any actions in bad faith that would have the purpose of reducing or avoiding the Earnout Payments hereunder.

Section 2.11 Purchase Price Escrow.

(a) Calculation. The parties shall cause the Escrow Agent to release to Shareholders’ Representative (on behalf of Seller), in accordance with this Section 2.11 (i) the Purchase Price Escrow Shares, multiplied by (ii) a fraction, the numerator of which is Post-Closing 2021 Revenue and the denominator of which is Remaining 2021 Revenue, provided that in no event shall the value of the calculation under clause (ii) be more than 100% or less than zero (0) (collectively, the “Released Shares”).

(b) Released Shares Calculation Statement. No later than February 1, 2022, Buyer shall prepare and deliver to Shareholders’ Representative (on behalf of Seller) a statement (the “Released Shares Calculation Statement”) setting forth in reasonable detail (i) a calculation of Post-Closing 2021 Seller Revenue and (ii) a calculation of the Released Shares. Following the delivery of the Released Shares Calculation Statement to the Shareholders’ Representative pursuant to this Section 2.11(b), the procedures and deadlines for finalizing and, if applicable, disputing the Post-Closing Adjustment in Section 2.08 shall apply, mutatis mutandis, to the finalization and, if applicable, disputing of such Released Shares Calculation Statement (including the 45-day Review Period).

(c) Payment. Buyer shall deliver to Shareholders’ Representative (on behalf of Seller), within five (5) Business Days of the finalization of the Released Shares Calculation Statement, an executed joint written direction directing the Escrow Agent to release (i) to Shareholders’ Representative (on behalf of Seller), the Released Shares (as finally determined pursuant to Section 2.11(b)) and (ii) to Buyer, the Purchase Price Escrow Shares, if any, that are not Released Shares.

(d) Operation of the Business. During the Post-Closing Period, Buyer shall (i) operate the Business consistent with Seller’s past practices, including, but not limited to Seller’s pricing and commissions model that is in place as of the Closing Date, (ii) use reasonable best efforts to enable Seller to earn maximum Post-Closing 2021 Seller Revenue, and (iii) not, directly or indirectly, take any actions in bad faith that would have the purpose of avoiding or reducing the release of the Purchase Price Escrow Shares to Seller hereunder.

Section 2.12 Distribution of Buyer Common Stock. Buyer acknowledges and agrees that Seller may distribute any shares of Buyer Common Stock received in connection with this Agreement to any of the shareholders of Seller at any time on or after the Closing Date for no consideration, including in connection with the Dissolution.

ARTICLE III
CLOSING

Section 3.01 Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely by exchange of documents and signatures (or their electronic counterparts) on the second Business Day after all of the conditions to Closing set forth in Article VII are either satisfied or waived (other than conditions that, by their nature, are to be satisfied on the Closing Date), or on such other date as Seller and Buyer may mutually agree upon in writing. The date on which the Closing is to occur is herein referred to as the “Closing Date.” The Closing shall be deemed effective as of 12:01 a.m., United States Eastern Standard Time (the “Effective Time”), on the Closing Date.

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Section 3.02 Closing Deliverables.

(a) At the Closing, Seller shall deliver to Buyer the following:

(i) a bill of sale in substantially the form attached hereto as Exhibit D (the “Bill of Sale”) and duly executed by Seller, transferring the tangible personal property included in the Purchased Assets to Buyer;

(ii) an assignment and assumption agreement in substantially the form attached hereto as Exhibit E (the “Assignment and Assumption Agreement”) and duly executed by Seller, effecting the assignment to and assumption by Buyer of the Purchased Assets and the Assumed Liabilities;

(iii) a registration rights agreement in substantially the form attached hereto as Exhibit F (the “Registration Rights Agreement”) and duly executed by Seller and the Selling Shareholders;

(iv) an escrow agreement in substantially the form attached hereto as Exhibit G (the “Escrow Agreement”) and duly executed by Shareholders’ Representative;

(v) a shareholder representation letter in substantially the form attached hereto as Exhibit H and duly executed by each Selling Shareholder (the “Shareholder Representation Letter”);

(vi) the Seller Closing Certificate;

(vii) the certificates of the Secretary or Assistant Secretary of Seller required by Section 7.02(e) and Section 7.02(f); and

(viii) such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement.

(b) At the Closing, Buyer shall deliver to Seller the following:

(i) the Closing Date Payment by wire transfer of immediately available funds to the accounts (and in the proportions) designated in the Funds Flow Memorandum;

(ii) the Promissory Note, duly executed by Buyer;

(iii) the Assignment and Assumption Agreement duly executed by Buyer;

(iv) the Registration Rights Agreement duly executed by Buyer;

(v) the Escrow Agreement duly executed by Buyer;

(vi) the Employment Agreement duly executed by Buyer;

(vii) the Employment Agreement duly executed by Buyer;

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(viii) the Buyer Closing Certificate;

(ix) the Funds Flow Memorandum;

(x) the certificates of the Secretary or Assistant Secretary of Buyer required by Section 7.03(e) and Section 7.03(f); and

(xi) such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Seller, as may be required to give effect to this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Disclosure Schedules, Seller represents and warrants to Buyer that the statements contained in this Article IV are true and correct as of the date hereof.

Section 4.01 Organization and Authority of Seller. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Seller has all necessary corporate power and authority to enter into this Agreement and the other Transaction Documents to which Seller is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and any other Transaction Document to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder, and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Seller. This Agreement and the Transaction Documents constitute legal, valid and binding obligations of Seller enforceable against Seller in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 4.02 No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) result in a violation or breach of any provision of the organizational documents of Seller; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller, the Business or the Purchased Assets; (c) except as set forth in Section 4.02 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any Assigned Contract; notwithstanding any disclosure of an Assigned Contract requiring consent to assign, as set forth in Section 4.02 of the Disclosure Schedule, no consent shall be required except as to those Assigned Contracts where Buyer has required consent in writing to be obtained prior to Closing as set forth on Schedule 4.02(A) (the “Required Consent Schedule”); (d) require from Seller any notice to any third-party or result or give rise to any Encumbrance; or (e) give rise to any material limitation or restriction, or have a material adverse effect on the Business, or the Knowledge of Seller, the ability of Buyer to operate the Business following the Closing. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller in connection with the execution and delivery of this Agreement or any of the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except as set forth in Section 4.02 of the Disclosure Schedules. Any Assigned Contract which is silent with regard to consent shall be deemed for purposes of this Agreement to not require consent to assign.

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Section 4.03 Financial Statements. Copies of (a) the audited financial statements consisting of the balance sheet of the Business as at December 31, 2019 and December 31, 2020 and the related statements of income and retained earnings for the years then ended (the “Year-End Financial Statements”) and (b) the unaudited financial statements consisting of the balance sheet of the Business as at May 31, 2021, and the related statements of income and retained earnings for the five-month period then ended (the “Interim Financial Statements” and, together with the Year-End Financial Statements, the “Financial Statements”) have been made available to Buyer. The Financial Statements have been prepared in accordance with GAAP, applied on a consistent basis throughout the period involved. The Financial Statements fairly present in all material respects the financial condition of the Business as of the respective dates they were prepared and the results of the operations of the Business for the periods indicated. For the purposes of this Agreement, the balance sheet of the Business as of May 31, 2021 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date.” The Accounts Receivable of Seller reflected on the Financial Statements, and all Accounts Receivable arising subsequent to the Balance Sheet Date are reflected properly on the books and records of the Business, are valid receivables and not subject to any offsets, refunds, adjustments, security interests (other than those, if any, held by Seller’s lender, each of which, if any, shall be terminated upon payoff by Seller as of Closing), Encumbrances or counterclaims, are current and represent valid obligations arising from bona-fide sales actually made or sales or services actually performed in the ordinary course of business.

Section 4.04 Absence of Certain Changes, Events and Conditions. Except as expressly contemplated by this Agreement or as set forth on Section 4.04 of the Disclosure Schedules, from the Balance Sheet Date until the date of this Agreement, Seller has operated the Business in the ordinary course of business consistent with past practice in all material respects and there has not been: (a) change, event, condition or development that has had or would reasonably be expected to have a Material Adverse Effect; (b) any incurrence of capital expenditures in excess of $25,000 or any obligations or Liabilities in respect thereof other than incurred in the ordinary course of business consistent with past practice; (c) any sale, lease, license, or other transfer, or creation or incurrence of any Lien on, any assets, securities, properties or interests of the Business, other than in the ordinary course of business consistent with past practice; (d) any sale, disposition, transfer or license to any Person of any rights to any Software Assets or any Intellectual Property Rights (other than on a non-exclusive basis in the ordinary course of business consistent with past practice); (e) any material increase in the compensation of employees or new employment contracts with existing employees; (f) change in internal controls, methods, practices, policies or procedures followed by Seller or any increase in bad debt reserves for the Business or any revaluation of the Purchased Assets.

Section 4.05 Assigned Contracts. Except as set forth on Section 4.05 of the Disclosure Schedules, Seller is not in breach of or default in any material respect under any Assigned Contract.

Section 4.06 Title to Tangible Personal Property. Except as set forth in Section 4.06 of the Disclosure Schedules, Seller has good and valid title to, or a valid leasehold interest in, all Tangible Personal Property included in the Purchased Assets, free and clear of Encumbrances except for Permitted Encumbrances.

Section 4.07 Ownership and Sufficiency of Assets.

(a) Seller has good title to (or, in the case of leased Purchased Assets, valid leasehold interests in) the Purchased Assets, free and clear of all Encumbrances, other than Permitted Encumbrances.

(b) The Purchased Assets are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the Business as currently conducted.

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Section 4.08 Intentionally Omitted.

Section 4.09 Intellectual Property.

(a) Section 4.09(a) of the Disclosure Schedules lists (i) all Intellectual Property Registrations; (ii) all Intellectual Property Agreements that are material to the conduct of the Business (excluding shrink-wrap, click-wrap, or other similar agreements for commercially available off-the-shelf software); and (iii) all Software Assets. Except as set forth in Section 4.09(a) of the Disclosure Schedules, or as would not have a Material Adverse Effect, Seller owns or has the right to use all Intellectual Property Assets and the Intellectual Property licensed to Seller under the Intellectual Property Agreements free from any Encumbrance (other than Permitted Encumbrances and non-exclusive licenses granted in the ordinary course of business consistent with past practice) and the Intellectual Property Assets are not subject to any contract or other such agreement containing any covenant or other provision that would limit or restrict, in any material respect, the ability of Buyer to use, assert, enforce, or otherwise exploit the Intellectual Property Assets anywhere in the world.

(b) Except as set forth in Section 4.09(b) of the Disclosure Schedules, or as would not have a Material Adverse Effect, to Seller’s Knowledge: (i) the conduct of the Business as currently conducted does not infringe, misappropriate, dilute or otherwise violate the Intellectual Property of any Person; and (ii) no Person is infringing, misappropriating or otherwise violating any Intellectual Property Assets.

(c) Notwithstanding anything to the contrary in this Agreement, Section 4.09 constitutes the sole representation and warranty of Seller under this Agreement with respect to any actual or alleged infringement, misappropriation or other violation by Seller of any Intellectual Property of any other Person.

Section 4.10 Legal Proceedings; Governmental Orders.

(a) Except as set forth in Section 4.10(a) of the Disclosure Schedules, there are no actions, suits, claims, investigations or other legal proceedings pending or, to Seller’s Knowledge, threatened against or by Seller relating to or affecting the Business, the Purchased Assets or the Assumed Liabilities.

(b) Except as set forth in Section 4.10(b) of the Disclosure Schedules, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Business or the Purchased Assets.

Section 4.11 Compliance with Laws; Permits. Except as set forth in Section 4.11 of the Disclosure Schedules, Seller is, and since January 1, 2017 has been, in compliance with all Laws applicable to the conduct of the Business and the ownership and use of the Purchased Assets, except where the failure to be in compliance would not reasonably be expected to have a Material Adverse Effect. None of the representations and warranties in this Section 4.11 shall be deemed to relate to employment matters (which are governed by Section 4.13) or Tax matters (which are governed by Section 4.18). Seller owns, holds or possesses and is in compliance with all Permits which are necessary for it to own, lease or possess, and operate the Business as currently conducted, and there has occurred no default under any such Permit. No suspension or cancellation of any Permit owned or held by Seller is pending or, to the Knowledge of Seller, threatened. Each of the Permits is current, valid, subsisting and is in full force and effect and, to the Knowledge of Seller, no event has occurred and no circumstances exist, including as a result of or with respect to, the consummation of the transactions contemplated hereby, that would reasonably be expected to result in the loss of any such Permit.

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Section 4.12 Employee Benefit Programs.

(a) Section 4.12(a) of the Disclosure Schedules sets forth a true, complete and correct list of every Employee Program that is maintained, sponsored or contributed to by Seller or an ERISA Affiliate with respect to which Seller has any current or potential Liabilities (the “Seller Employee Programs”).

(a) Each Seller Employee Program that is intended to qualify under Section 401 (a) of the Code has received and is entitled to rely upon a favorable determination or opinion letter from the IRS regarding its qualification thereunder, and, to the Knowledge of Seller, no event or omission has occurred that would reasonably be expected to cause any Seller Employee Program to lose such qualification.

(b) Each Seller Employee Program complies in all material respects in form and in operation with Applicable Laws and regulations and has been administered in all material respects in accordance with Applicable Laws and regulations and with its terms.

(c) None of Seller nor any ERISA Affiliates thereof has within the past six (6) years maintained an Employee Program that is or was subject to Title IV of ERISA, Section 412 of the Code, Section 302 of ERISA or is a Multiemployer Plan, and none of Seller nor any ERISA Affiliates thereof has incurred any liability under Title IV of ERISA that has not been paid in full. None of the Seller Employee Programs provides health care or any other non-pension benefits coverage to any employees after their employment is terminated (other than as required by part 6 of subtitle B of title I of ERISA or similar state Law or benefits in the nature of severance pay pursuant to an employment, severance or similar agreement that has been disclosed to Buyer) or to former employees and Seller has no obligation to provide such post termination benefits.

(d) With respect to each Seller Employee Program, true, complete and correct copies of the following documents (if applicable to such Seller Employee Program) have previously been delivered or made available to Buyer, (i) all documents embodying or governing such Seller Employee Program, and any funding medium for the Seller Employee Program; (ii) the most recent IRS determination or opinion letter; (iii) the most recently filed IRS Form 5500; (iv) the most recent actuarial valuation report; (v) the most recent summary plan description or plan document (or other descriptions provided to employees) and all modifications thereto; and (vi) all non-routine correspondence to and from any Governmental Authority.

(e) For purposes of this Section 4.12:

(i) “Employee Program” means (A) an employee benefit plan within the meaning of ERISA Section 3, whether or not subject to ERISA; (B) equity purchase plans, bonus or incentive award plans, severance pay plans, programs or arrangements, deferred compensation arrangements or agreements, employment agreements (excluding offer letters that do not provide for severance benefits or bonus payments), executive compensation plans, programs, agreements or arrangements, change in control plans, programs or arrangements, supplemental income arrangements, vacation plans, fringe benefits and all other employee benefit plans, agreements, and arrangements not described in (A) above; and (C) plans or arrangements providing compensation to employee and non-employee managers.

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(ii) “ERISA Affiliate” means any entity that, together with the Seller, would be deemed a “single employer” within the meaning of Section 414 of the Code.

(iii) An entity “maintains” an Employee Program if such entity sponsors, contributes to, or provides benefits under or through such Employee Program, or has any obligation to contribute to or provide benefits under or through such Employee Program.

(iv) “Multiemployer Plan” means an employee pension or welfare benefit plan within the meaning of Section 3(37) of ERISA.

Section 4.13 Labor and Employment Matters.

(a) Seller is and at all times during the previous three (3) years has been in compliance in all material respects with all federal and state Laws respecting employment and employment practices, terms and conditions of employment, workers’ compensation, occupational safety and health, unemployment compensation, and wages and hours, including, but not limited to Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act of 1967, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act, as amended, the Fair Labor Standards Act, and the related rules and regulations adopted by those federal agencies responsible for the administration of such Laws, and other than payment for accrued and unused vacation leave required under Applicable Law or normal accruals of wages during the payroll cycle(s) in which the Closing Date falls, there are no arrearages in the payment of any wages due to employees. To the Knowledge of Seller, all individuals who have provided services to Seller during the previous three (3) years have been correctly classified, as applicable, as either an employee or an independent contractor. There are not currently any audits or investigations pending or, to the Knowledge of Seller, scheduled by any Governmental Authority pertaining to the employment practices of Seller and any prior audits during the previous three (3) years are set forth in Section 4.13(a) of the Disclosure Schedule.

(b) Seller is not a party to, or otherwise bound by, any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization, and Seller has not been a party to or otherwise bound by any such agreement, contract or understanding at any time in the previous three (3) years. Seller is not subject to (and has not been subject to in the previous three (3) years) any charge, demand, petition, or representation proceeding seeking to compel, require, or demand it to bargain with any labor union or labor organization nor is there or has there been pending or threatened any labor strike or lockout involving Seller at any time in the previous three (3) years.

(c) Except as set forth in Section 4.13(c) of the Disclosure Schedule, all employees of Seller are employed at-will.

(d) To the Knowledge of Seller, no employee has submitted written notice to terminate his or her employment and Seller has not, as of the date hereof, submitted written notice to terminate or materially change the employment of any employee (in each case, such term meaning permanent and temporary, full time and part-time employees) or is a party to any confidentiality, non-competition, proprietary rights or other such agreement between such employee and any person besides Seller that would be material to the performance of such employee’s employment duties, or the ability of Buyer to conduct the Business of Seller, nor has Seller received any written notice concerning any such prospective change with respect to such employees.

(e) There has been no “plant closing,” “business closing” or “mass layoff” as defined in the Worker Adjustment Retraining and Notification Act of 1988, as amended (the “WARN Act”) or any similar state, local or foreign Law or regulation affecting any site of employment of Seller, or one or more-facilities or operating units within any site of employment or facility of Seller, and, during the 90 day period preceding the date hereof, no current or former employee or consultant of Seller has suffered an “employment loss” (as defined in the WARN Act) with respect to Seller.

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(f) Section 4.13(f) of the Disclosure Schedule contains a complete and accurate list of each current manager, officer and employee of Seller whether actively at work or not, and for each such Person identifies his or her name, employee number, title, start date, current base salary or wage rate, commission eligibility and bonus arrangements (as applicable), accrued and unused vacation leave, overtime entitlement, location of employment, status as full-time or part-time, and status as exempt or non-exempt under the Fair Labor Standards Act. In addition, Section 4.13(f) of the Disclosure Schedule lists any employee currently on leave of absence, together with the type of leave, their expected date of return to work, if known, and indicating whether the employee is in receipt of disability benefits or workers’ compensation benefits. To the extent that any employee’s employment is subject to a visa or work permit, such status and any applicable date of expiration is set forth in Section 4.13(f) of the Disclosure Schedule.

(g) Section 4.13(g) of the Disclosure Schedule contains a complete and accurate list of each individual that is actively providing services as an independent contractor or consultant of Seller, including the nature of the services, consulting fees, commissions or other forms of compensation and the term of the agreement, including start date and end date, if applicable.

(h) To the Knowledge of Seller, Seller has at all times in the previous three (3) years properly classified each of its employees as exempt or non-exempt for purposes of the Fair Labor Standards Act and state, local and foreign wage and hour Laws. To the extent that Seller has treated any service provider as an independent contractor rather than an employee for the purpose of any Law at any time in the previous three (3) years, to the Knowledge of Seller, Seller’s classification of such service provider has been proper for purposes of each Applicable Law, including without limitation, the Code and the Fair Labor Standards Act.

(i) Except as set forth in Section 4.13(i) of the Disclosure Schedule, no officer, manager, employee, independent contractor, agent or consultant of Seller has any agreement or arrangement as to (i) change of control, (ii) payment of any amount which is triggered by, or expected to be triggered by, the transactions contemplated hereby, (iii) retention payment, (iv) deferred compensation, (v) eligibility for any severance pay or benefits in connection with any termination of employment by Seller or the employee, or (vi) termination payment required to terminate his or her employment or his or her service agreement.

(j) To the Knowledge of Seller, no employee or former employee of Seller is or, during the past three (3) years, has been (during his or her employment) an illegal or undocumented worker. Seller has in its files a Form 1-9 that is validly and properly completed in accordance with Applicable Law in all material respects for each employee of Seller with respect to whom such form is required under Applicable Law. Seller has not received notice or other communication from any Governmental Authority regarding any unresolved violation or alleged violation of any Applicable Law relating to hiring, recruiting, employing of (or continuing to employ) anyone who is not legally authorized to work in the United States.

(k) There are no outstanding assessments, penalties, fines, liens, charges, surcharges, or other amounts due or owing pursuant to any workers’ compensation legislation in respect of Seller.

(l) There are no workers’ compensation claims pending against Seller nor, to the Knowledge of Seller, are there any facts that would give rise to such a claim or claims not covered by workers’ compensation insurance.

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Section 4.14 Environmental Liability.

(a) Seller is, and since January 1, 2017, has been, in compliance with all Environmental Laws applicable to its operations or use of the Leased Real Property;

(b) Since January 1, 2017, Seller has not generated, transported, treated, stored, or disposed of any Hazardous Material, except in compliance with all applicable Environmental Laws, and there has been no Release of any Hazardous Material by Seller at or on the Leased Real Property that requires reporting, investigation or remediation by Seller pursuant to any Environmental Law, and Seller has not installed, used, generated, treated, disposed of or arranged for the disposal of any Hazardous Material in any manner that would reasonably be expected to create any material Liability under any Environmental Law;

(c) To the Knowledge of Seller, there is not present in, on or under any of the Leased Real Property any Hazardous Material in such form or quantity as to create any material Liability for Seller under any Environmental Law;

(d) Seller has obtained each Permit that it is required to obtain under any Environmental Law, and all of such Permits that are currently held by Seller is listed in Section 4.14(d) of the Disclosure Schedule. Seller is, and since January 1, 2017 has been, in compliance in all material respects with the terms and conditions of all Permits issued to it pursuant to any Environmental Law. To the Knowledge of Seller, no incident, condition, change, effect or circumstance has occurred or exists that would reasonably be expected to prevent or interfere with such compliance by Seller in the future;

(e) Seller has not (i) received written notice under the citizen suit provisions of any Environmental Law; (ii) received any written request for information, notice, demand letter, administrative inquiry or written complaint or claim under any Environmental Law; (iii) been subject to or, to the Knowledge of Seller, threatened with any governmental or citizen enforcement action with respect to any Environmental Law, or (iv) received written notice of any Environmental Liability; and

(f) Seller has delivered to Buyer true, correct and complete copies of all reports, Permits, authorizations, disclosures and other documents relating to the status of any of the Leased Real Property or otherwise relating to the Business with respect to any Environmental Law, including Phase I and Phase Il environmental site assessments related to any of the Leased Real Property that are in Seller’s possession or control.

(g) For the purposes of this Agreement:

“Environment” means soil, surface waters, groundwater, land, stream sediments, surface or subsurface strata and ambient air and biota living in or on such media.

(ii) “Environmental Laws” means all Applicable Laws and agreements with Governmental Authorities and all other statutory or other legal requirements relating to public health or the protection of human health or the environment and all Permits issued pursuant to such Laws, agreements or statutory requirements.

(iii) “Environmental Liability” means any Liabilities arising under Environmental Laws.

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(iv) “Hazardous Material” means any pollutant, toxic substance, hazardous waste, hazardous materials, hazardous substances, petroleum or petroleum-containing products as defined in, or listed under, any Environmental Law.

(v) “Release” means any releasing, disposing, discharging, injecting, spilling, leaking, pumping, dumping, emitting, escaping or emptying of a Hazardous Material into the Environment.

Section 4.15 Insurance. Section 4.15 of the Disclosure Schedule contains a true, correct and complete list of all policies of fire, liability, product liability, workers’ compensation, health and other forms of insurance presently in effect with respect to the Business (the “Insurance Policies”), including the named insured(s) and all beneficiaries thereunder, true, correct and complete copies of which have been delivered or made available by Seller to Buyer. All Insurance Policies are valid, outstanding and, to the Knowledge of Seller, enforceable policies. Seller has not been refused any insurance with respect to any aspect of the Business. All premiums payable under each such policy have been timely paid and no written notice of cancellation or termination has been received by Seller with respect to any such policy.

Section 4.16 Related Party Transactions.

Except as set forth in Section 4.16 of the Disclosure Schedule, there are no Contracts under which Seller has any existing or future Liabilities between Seller, on the one hand, and, on the other hand, any (a) executive officer or manager of Seller or, to the Knowledge of Seller, any of such executive officer’s or manager’s immediate family members, or (b) owner of more than five percent (5%) of the voting power of Seller’s equity interests.

Section 4.17 Material Customers: Material Suppliers.

(a) Section 4.17(a) of the Disclosure Schedule sets forth the name of each of the ten (10) largest customers of Seller by revenue for the fiscal year ended December 31, 2020 and for the five (5) month period ended May 31, 2021 (each a “Material Customer”). Except as set forth in Section 4.17(a) of the Disclosure Schedule, since December 31, 2020, no Material Customer has canceled or otherwise terminated its relationship with Seller or has materially decreased its usage or purchase of the services or products of Seller. Except as set forth in Section 4.17(a) of the Disclosure Schedule, no Material Customer has given Seller written notice of, and to the Knowledge of Seller, no Material Customer has, any plan or intention to terminate, cancel or otherwise materially and adversely modify its relationship with Seller or to decrease materially or limit its usage, purchase or distribution of the services or products of Seller.

(b) Section 4.17(b) of the Disclosure Schedule sets forth the name of each of the ten (10) largest suppliers of Seller by cost for the fiscal years ended December 31, 2020 and for the five (5) month period ended May 31, 2021 (the “Material Suppliers”). Except as set forth on Section 4.17(b) of the Disclosure Schedule, no Material Supplier has cancelled or otherwise terminated its relationship with Seller, nor has it materially decreased its provision of services or products to Seller. Except as set forth in Section 4.17(b) of the Disclosure Schedule, the Material Supplier has not given Seller written notice of, and to the Knowledge of Seller, such Material Supplier does not have, any plan or intention to terminate, cancel or otherwise materially and adversely modify its relationship with Seller or to decrease materially or limit its provision or distribution of services or products to Seller.

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Section 4.18 Taxes and Tax Returns.

(a) All material Tax Returns with respect to the Business or Purchased Assets required to have been filed by Seller have been timely filed (taking into account any extension of time to file granted or obtained).

(b) All material Taxes with respect to the Business or Purchased Assets due and payable by Seller, whether or not shown or required to be shown on any Tax Returns, have been paid or will be timely paid and no such Taxes are delinquent.

(c) Seller has, in accordance with Applicable Law, collected, withheld, reported and remitted to the appropriate Taxing Authority (within the time prescribed) all material: (i) sales, transfer, use, customs, goods and services and other Taxes which are due and payable by Seller; (ii) withholding, payroll or employment Taxes as required by Applicable Law; and (iii) all non-resident withholding Taxes as required by Applicable Law. Seller has completed and timely filed all material Forms W-2, 1099 and 1042 required with respect to any employee, independent contractor or other third party, in each case, with respect to the Business.

(d) There are no Encumbrances for Taxes against the Purchased Assets, other than Permitted Encumbrances and sales or transfer tax arising out of the sale and transfer pursuant to this Agreement of the Purchased Assets.

(e) There are no proceedings, investigations, audits or claims now pending, or threatened in writing against Seller in respect of any Taxes relating to the Business or the Purchased Assets and, to the Knowledge of Seller, there are no other matters with any Governmental Authority relating to such Taxes, which could reasonably be expected to give rise to a material amount of Taxes relating to the Business or the Purchased Assets or result in any Encumbrance on any of the Purchased Assets (other than a Permitted Encumbrance).

(f) Section 4.18 of the Disclosure Schedules lists all of the jurisdictions in which Seller files income or franchise Tax Returns and, to the Knowledge of Seller, in the last five (5) years, no claim has been made by a Governmental Authority in a jurisdiction where Seller does not file Tax Returns relating to the Business or the Purchased Assets that Seller is or may be subject to taxation by that jurisdiction in respect of the Business or the Purchased Assets.

(g) The representations and warranties set forth in this Section 4.18 are Seller’s sole and exclusive representations and warranties regarding Tax matters.

Section 4.19 No Undisclosed Liabilities. Seller has no Liabilities, whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, known or unknown, regardless of when asserted, except Liabilities or obligations (a) stated or adequately reserved against in the Financial Statements; (b) incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date; (c) that are not required to be disclosed or reflected on financial statements prepared in accordance with GAAP or (d) as set forth Section 4.19 of the Disclosure Schedules.

Section 4.20 Material Contracts. Section 4.20 of the Disclosure Schedules sets forth a true, complete and accurate list of each currently effective Contract to which Seller is a party or by which Seller is bound, or by which any of its assets is bound, as of the date hereof, and which constitutes any of the following (collectively, the “Material Contracts”):

(a) any partnership, joint ventures, strategic alliance, or similar Contract;

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(b) any Contract providing for the indemnification by Seller of any Person, other than indemnities contained in agreements for the purchase, sale or license of products in the ordinary course of business;

(c) any Contract, agreement, arrangement or obligation with another Person which purports to limit in any material respect (i) the ability of Seller to solicit customers, employees or vendors, (ii) the location in which the Business operates or is conducted, or (iii) the ability of Seller or its respective successors to freely engage in any Business, including without limitation, any Contract containing non-competition, non-solicitation or exclusivity provisions;

(d) any license sublicense or other agreements under which any Person is granted rights in the Intellectual Property Assets (other than commercial, off-the-shelf software);

(e) any Contract that contains royalty, dividend or similar arrangements based the revenue or profits of Seller;

(f) any Contract or other agreement arrangement relating to borrowed money;

(g) any Contract or other arrangement for the acquisition or disposition of any material interest in, or any material amount of, property or assets of Seller (other than sales in the ordinary course of business);

(h) any Contract or other arrangement containing most-favored-nations provisions;

(i) any Contract or other arrangement that involves a Material Customer (for the avoidance of doubt, excluding any Contracts with Material Customers for which the primary purchase or sale obligations have been completed but which may contain ongoing warranty, indemnification or other similar obligations) or involves capital expenditures in excess of $10,000 per year;

(j) any Contract or other arrangement that contains settlement terms or a covenant not to sue;

(k) any Contract or other arrangement with an officer or director of Seller or an Affiliate thereof;

(l) any Contract that is not terminable by Seller upon sixty (60) days’ notice;

(m) any Contract or other arrangement under which Seller has made loans or advances to any employee of the Business or officers or directors of Seller.

(n) Seller has provided Buyer with copies of all Material Contracts, and all such Material Contracts are in full force and effect and neither Seller nor, to the Knowledge of Seller, any other party thereto, is in default under or breach of any such Material Contract. Each Material Contract constitutes the legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 4.21 Books and Records. To the extent the Books and Records are required to be delivered or made available to Buyer pursuant to the terms of this Agreement, such Books and Records and other data and or information relating to the Business are not recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including, without limitation, any electronic, mechanical or photographic process, whether computerized or not) which will not be available to Buyer in the ordinary course following the Closing.

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Section 4.22 Brokers. Except for Taureau Group, LLC/Burch & Company, Inc., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Seller.

Section 4.23 Investment Purpose. Seller is acquiring the shares of Buyer Common Stock issuable pursuant to this Agreement solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof within the meaning of the Securities Act. Seller acknowledges that such shares of Buyer Common Stock are not registered under the Securities Act, or any state securities laws, and that such shares of Buyer Common Stock may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable, provided that notwithstanding the foregoing Seller may distribute any or all of such shares of Buyer Common Stock to its shareholders pursuant to Section 2.12.

Section 4.24 PPP Loans. Seller has no Liabilities relating to or arising out of its receipt of PPP Loans or participation in the SBA’s PPP loan program.

Section 4.25 No Other Representations and Warranties. Except for the representations and warranties contained in this Article IV (including the related portions of the Disclosure Schedules), neither Seller nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller, including any representation or warranty as to the accuracy or completeness of any information regarding the Business and the Purchased Assets furnished or made available to Buyer and its Representatives (including any information, documents or material made available to Buyer, management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the Business, or any representation or warranty arising from statute or otherwise in Law.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in the Disclosure Schedules, Buyer represents and warrants to Seller that the statements contained in this Article V are true and correct as of the date hereof.

Section 5.01 Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Nevada. Buyer has all necessary corporate power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement and the Transaction Documents constitute legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

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Section 5.02 No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) result in a violation or breach of any provision of the certificate of incorporation or by-laws of Buyer; (b) result in a violation or breach of any provision of any Law, Governmental Authority or Governmental Order applicable to Buyer; or (c) except as set forth in Section 5.02 of the Disclosure Schedules, require the consent, notice or other action by any Person or Governmental Authority under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any agreement to which Buyer is a party, except in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to give notice would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except as set forth in Section 5.02 of the Disclosure Schedules and such consents, approvals, Permits, Governmental Orders, declarations, filings or notices that would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby and thereby.

Section 5.03 Solvency; Sufficiency of Funds. On the Closing Date, Buyer will have available cash or other sources of immediately available funds sufficient to pay or cause to be paid the Closing Date Payment. Buyer is not insolvent, nor will Buyer be rendered insolvent by any of the transactions contemplated herein. As used in this Section 5.03, “insolvent” means that the sum of the debts and other probable Liabilities of Buyer exceeds the present fair saleable value of the assets of Buyer or that Buyer would be unable to pay its debts as they become due.

Section 5.04 Legal Proceedings. Except as set forth in Section 5.04 of the Disclosure Schedules, there are no actions, suits, claims, investigations or other legal proceedings pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

Section 5.05 Buyer Shares. The shares of Buyer Common Stock, upon issuance thereof in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, and will be free and clear of any liens, claims or other encumbrances, except for restrictions on transfer provided for herein or under applicable federal and state securities Laws. The issuance of the Buyer Common Stock in accordance with the terms of this Agreement will comply in all material respects with all applicable Laws, including all federal, state and foreign securities Laws. The issuance of the Buyer Common Stock will not, at the time of issuance in accordance with the terms of this Agreement, violate any pre-emptive rights, rights of first offer, rights of first refusal or similar rights of any Person.

Section 5.06 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.

Section 5.07 Capitalization. As of the date hereof, the authorized capital stock of Buyer consists of 100,000,000 shares. As of July 15, 2021, 13,551,721 shares of Buyer Common Stock were issued and outstanding, warrants to purchase 6,225,137 shares of Buyer Common Stock were outstanding, and options to purchase 1,035,895 shares of Common Stock were outstanding.

Section 5.08 SEC Reports.

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(a) All statements, reports, schedules, forms and other documents (including exhibits and all information incorporated by reference) required to have been filed by Buyer with the SEC since January 1, 2019 (the “Buyer SEC Documents”) have been so filed on a timely basis. A true and complete copy of each Buyer SEC Document is available on the website maintained by the SEC at http://www.sec.gov. As of their respective filing dates (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such later filing), each of the Buyer SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Purchaser SEC Documents. None of the Buyer SEC Documents, as of their respective filing dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading, except to the extent corrected by a subsequently filed Buyer SEC Document. During the period from January 1, 2019 through the Closing Date, Buyer has not received from the SEC any written comments with respect to any of the Buyer SEC Documents (including the financial statements included therein) that have not been resolved.

(b) The consolidated financial statements of Buyer, including the notes thereto, included in the Buyer SEC Documents complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates, were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto, except in the case of pro forma statements, or, in the case of unaudited financial statements, except as permitted under Form 10-Q or Form 8-K or any successor thereto, under the Exchange Act) and fairly presented in all material respects the consolidated financial position of Buyer and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of Buyer’s operations and cash flows for the periods indicated (except that unaudited financial statements may not include all the footnotes required by GAAP for audited financials and were or are subject to normal and recurring year-end adjustments that are not material, individually or in the aggregate).

(c) The audited balance sheet of Buyer dated as of March 31, 2021 contained in the Buyer SEC Documents filed prior to the date hereof is hereinafter referred to as the “Buyer Balance Sheet.” Neither Buyer nor any of its subsidiaries has any Liabilities, whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, known or unknown, regardless of when asserted, except Liabilities or obligations: (i) stated or adequately reserved against in the Buyer Balance Sheet; (ii) incurred in the ordinary course of business consistent with past practice since the date of the Buyer Balance Sheet; or (iii) that are not required to be disclosed or reflected on financial statements prepared in accordance with GAAP.

(d) Buyer (i) was previously a "shell company" (as that term is defined in Rule 144(i)(1)(i)-(ii) promulgated under the Securities Act) and has ceased to be a shell company, (ii) is subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (iii) has filed “Form 10” information more than one year prior to the date of this Agreement as provided in Rule 144(i)(2), and (iv) has filed all periodic reports required to be filed by Section 13 or 15(d) of the Exchange Act, as applicable, during the 12 months preceding the date of this Agreement.

(e) The Buyer Common Stock has been listed on Nasdaq since June 30, 2021, and Buyer is in compliance with all of the applicable listing and corporate governance rules of Nasdaq.

(f) On July 2, 2021, Buyer completed a registered public offering of shares of Buyer Common Stock and warrants to purchase shares of Buyer Common Stock, resulting in proceeds to Buyer (after underwriting discount and non-accountable expense allowance but before other expenses) of $12,714,000, which has been paid to Buyer in full.

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Section 5.09 Compliance with Laws. Buyer and its subsidiaries are, and since January 1, 2021 have been, in compliance with all Laws in connection with the operation of their business, except for instances of noncompliance that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on Buyer and its subsidiaries taken as a whole.

Section 5.10 No Additional Representations or Warranties. Buyer acknowledges and agrees that:

(a) Seller has not made, and Buyer has not relied on, any representation or warranty, express or implied, regarding Seller, its assets, liabilities or operations or the Business, except for the representations and warranties of Seller expressly set forth in Article V of this Agreement.

(b) Except for the representations and warranties of Seller expressly set forth in Article V of this Agreement, Seller shall not have or be subject to any Liability to Buyer or its Affiliates resulting from the distribution to Buyer, or Buyer’s use of, any information, document or material provided to Buyer or made available to Buyer in any “data room,” management presentations or any other form in expectation of the transactions contemplated by this Agreement, including any estimates, forecasts, plans or financial projections of the Seller, as Buyer acknowledges that no representations or warranties are made with respect to any such information, document or material and Buyer has not relied on any such information, document or material in making its investment decision in connection with this Agreement.

(c) Buyer and its Representatives (i) have conducted such investigations of the Seller and the Business as Buyer deems necessary in connection with the execution of this Agreement and the consummation of the transactions contemplated hereby, (ii) have been permitted access to the records, facilities, equipment, Tax Returns, Contracts and other properties and assets of Seller which they and their representatives have desired and requested to see and/or review, and (iii) have had the opportunity to meet with representatives of the Company to discuss the business and the assets of Seller.

ARTICLE VI
COVENANTS

Section 6.01 Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), Seller shall (a) conduct the Business in the ordinary course of business consistent with past practice; and (b) use commercially reasonable efforts to maintain and preserve intact its current Business organization, operations and franchise and to preserve the rights, franchises, goodwill and relationships of Seller’s Employees, customers, lenders, suppliers, regulators and others having relationships with the Business. From the date hereof until the Closing Date, except as consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), Seller shall not take any action that would cause any of the changes, events or conditions described in Section 4.04 to occur.

Section 6.02 Access to Information. From the date hereof until the Closing, Seller shall (a) afford Buyer and its Representatives reasonable access to and the right to inspect all of the Real Property, properties, assets, premises, Books and Records, Assigned Contracts and other documents and data related to the Business; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Business as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of Seller to cooperate with Buyer in its investigation of the Business; provided, however, that any such investigation shall be conducted during normal business hours upon reasonable advance notice to Seller, under the supervision of Seller’s personnel and in such a manner as not to interfere with the conduct of the Business or any other businesses of Seller. All requests by Buyer for access pursuant to this Section 6.02 shall be submitted or directed exclusively to the Taureau Group, LLC/Burch & Company, Inc. or such other individuals as Seller may designate in writing from time to time. Notwithstanding anything to the contrary in this Agreement, Seller shall not be required to disclose any information to Buyer if such disclosure would, in Seller’s sole discretion: (x) cause significant competitive harm to Seller and its Business, if the transactions contemplated by this Agreement are not consummated; (y) jeopardize any attorney-client or other privilege; or (z) contravene any applicable Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement. Prior to the Closing, without the prior written consent of Seller, which may be withheld for any reason, Buyer shall not contact any suppliers to, or customers of, the Business and Buyer shall have no right to perform invasive or subsurface investigations of the Real Property or the improvements thereon. Buyer shall, and shall cause its Representatives to, abide by the terms of the Confidentiality Agreement with respect to any access or information provided pursuant to this Section 6.02.

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Section 6.03 Supplement to Disclosure Schedules. From time to time prior to the Closing, Seller shall have the right (but not the obligation) to supplement or amend the Disclosure Schedules hereto with respect to any matter hereafter arising or of which Seller become aware after the date hereof (each a “Schedule Supplement”). Any disclosure in any such Schedule Supplement shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement, including for purposes of the indemnification or termination rights contained in this Agreement or of determining whether or not the conditions set forth in Section 7.02(a) have been satisfied.

Section 6.04 Employees and Employee Benefits.

(a) Buyer shall, or shall cause an Affiliate of Buyer to, offer employment effective on the Closing Date, to all Employees, including Employees who are absent due to vacation, family leave, short-term disability or other approved leave of absence (the Employees who accept such employment and commence employment on the Closing Date, the “Transferred Employees”).

(b) Buyer shall, or shall cause an Affiliate of Buyer to, provide each Transferred Employee with: (i) base salary or hourly wages that are no less than the base salary or hourly wages provided by Seller immediately prior to the Closing; (ii) target bonus opportunities (excluding equity-based compensation) that are no less than the target bonus opportunities (excluding equity-based compensation), if any, provided by Seller immediately prior to the Closing; (iii) retirement and welfare benefits that are no less favorable in the aggregate than those provided by Seller immediately prior to the Closing; and (iv) severance benefits that are no less favorable than the practice, plan or policy in effect for such Transferred Employee immediately prior to the Closing.

(c) Buyer and Seller intend that the transactions contemplated by this Agreement should not constitute a separation, termination or severance of employment of any Employee who accepts an employment offer by Buyer that is consistent with the requirements of Section 6.04(b), including for purposes of any Seller benefit plan that provides for separation, termination or severance benefits, and that each such Employee will have continuous employment immediately before and immediately after the Closing. Buyer shall be liable and hold Seller harmless for: (i) any statutory, common law, contractual or other severance with respect to any Employee, other than an Employee who has received an offer of employment by Buyer on terms and conditions consistent with Section 6.04(b) hereof and declines such offer; and (ii) any claims relating to the employment of any Transferred Employee arising in connection with or following the Closing.

(d) Seller shall terminate all group health plans within ten (10) days of the Closing Date (the “Health Plan Termination Date”) and Buyer shall be obligated to offer COBRA continuation coverage on or after the Health Plan Termination Date to any of the following described individuals who elect COBRA continuation coverage: (i) individuals (employees of Seller or their dependents) who are eligible for and elect COBRA continuation coverage on or after the Closing Date; and (ii) any individuals who were employees of Seller prior to the Closing Date, and dependents of such employees, who have the right to elect, or who previously elected, COBRA continuation coverage under a Seller group health plan, as of the Closing Date (collectively, individuals described in (i) or (ii) of this sentence referred to herein as “Qualified Beneficiaries”). For purposes of this paragraph, “COBRA continuation coverage” means group health coverage, and all other rights, as required under Section 4980B of the Internal Revenue Code of 1986, as amended, and regulations thereunder, and Part 6 of Subtitle B of Title 1 of the Employee Retirement Income Security Act of 1974 (ERISA) (29 U.S.C. Sec. 1161-1168), and regulations thereunder.

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(e) This Section 6.04 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 6.04, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 6.04. Nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement. The parties hereto acknowledge and agree that the terms set forth in this Section 6.04 shall not create any right in any Transferred Employee or any other Person to any continued employment with Buyer or any of its Affiliates or compensation or benefits of any nature or kind whatsoever.

Section 6.05 Confidentiality. Buyer acknowledges and agrees that the Confidentiality Agreement remains in full force and effect and, in addition, covenants and agrees to keep confidential, in accordance with the provisions of the Confidentiality Agreement, information provided to Buyer pursuant to this Agreement. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement and the provisions of this Section 6.05 shall nonetheless continue in full force and effect.

Section 6.06 Non-Competition; Non-Solicitation.

(a) During the three (3) year period immediately following the Closing Date (the “Noncompete Period”), each Restricted Party shall not, and shall not cause or permit any of its Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the Business anywhere in the world; (ii) have an interest in any Person that engages directly or indirectly in the Business in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) cause, induce or encourage any material actual or prospective client, customer, supplier or licensor of the Business (including any existing or former client or customer of Seller and any Person that becomes a client or customer of the Business after the Closing), or any other Person who has a material business relationship with the Business, to terminate or modify any such actual or prospective relationship. Notwithstanding the foregoing, each Restricted Party may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if such Restricted Party is not a controlling Person of, or a member of a group that controls, such Person and does not, directly or indirectly, own 5% or more of any class of securities of such Person.

(b) During the two (2) year period immediately following the Closing Date (the “Nonsolicit Period” and collectively with the Noncompete Period, the “Restricted Period”), the Restricted Parties shall not, and shall not cause or permit any of their respective Affiliates to, directly or indirectly, hire or solicit any person who is offered employment by Buyer pursuant to Section 6.04(a) or is or was employed in the Business during the Nonsolicit Period, or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation that is not directed specifically to any such employees; provided, that nothing in this Section 6.06(b) shall prevent the Restricted Parties or any of their respective Affiliates from hiring (i) any employee whose employment has been terminated by Buyer or (ii) after 180 days from the date of termination of employment, any employee whose employment has been terminated by the employee.

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(c) The parties acknowledge that Harris is President/CEO of Patina Solutions Group Inc. (“Patina”), which provides executive-level consulting, interim executives and executive search solutions. As such, Patina is an Affiliate of Harris and accordingly, while this Agreement is not directly binding on Patina, Harris may be liable to Buyer for certain actions of Patina so long as Patina is an Affiliate of Harris. In addition, Patina may now or in the future provide services to current or future customers of Seller that are not competitive with services currently provided by Seller. The Parties acknowledge and agree that (i) Harris will have no liability to Buyer with respect to the restrictions contained herein with respect to Executive Search services provided by Patina; and (ii) Harris will only be deemed to have breached the restrictions of this Section 6.06 with respect to the activities of Patina if (A) Patina, while an Affiliate of Harris, provides hourly project-based contract recruiting services to Seller Clients or (B) Harris actively assists Patina in offering services (other than Executive Search) that are directly competitive with those currently offered by Seller to any Seller Client or in soliciting any current Seller employee for employment by Patina. Without limiting the generality of the foregoing, the parties further agree that Section 6.06(b) shall not prevent Patina or Harris from hiring or soliciting Dorothy Block for employment unless she is employed by Buyer at the time of such solicitation.

(d) The Restricted Parties acknowledge that a breach or threatened breach of this Section 6.06 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agree that in the event of a breach or a threatened breach by any Restricted Party of such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to seek equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(e) The Restricted Parties acknowledge that the restrictions contained in this Section 6.06 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 6.06 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law. The covenants contained in this Section 6.06 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 6.07 Governmental Approvals and Consents.

(a) Each party hereto shall, as promptly as possible, use its reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the other Transaction Documents. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

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(b) All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions of Seller with Governmental Authorities in the ordinary course of business, any disclosure that is not permitted by Law, or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

(c) Seller and Buyer shall use commercially reasonable efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 4.02 and Section 5.02 of the Disclosure Schedules; provided, however, that Seller shall not be obligated to pay any consideration therefore to any third party from whom consent or approval is requested.

Section 6.08 Books and Records.

(a) In order to facilitate the resolution of any claims made against or incurred by Seller prior to the Closing, or for any other reasonable purpose, for a period of three (3) years after the Closing, Buyer shall: (i) retain the Books and Records (including personnel files) relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of Seller; and (ii) upon reasonable notice, afford the Seller’s Representatives reasonable access (including the right to make, at Seller’s expense, photocopies), during normal business hours, to such Books and Records.

(b) In order to facilitate the resolution of any claims made by or against or incurred by Buyer after the Closing, or for any other reasonable purpose, for a period of three (3) years after the Closing, Seller shall: (i) retain the books and records (including personnel files) of Seller that relate to the Business and its operations for periods prior to the Closing; and (ii) upon reasonable notice, afford Buyer’s Representatives reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records.

(c) Neither Buyer nor Seller shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 6.08 where such access would violate any Law or where such access is protected by attorney-client privilege.

Section 6.09 Closing Conditions. From the date hereof until the Closing, each party hereto shall use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VII hereof.

Section 6.10 Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

Section 6.11 Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer.

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Section 6.12 Taxes.

(a) Transfer Taxes. Buyer and Seller shall each be responsible for fifty percent (50%) for all sales and transfer taxes, recording charges and similar taxes, fees or charges imposed as a result of the transactions contemplated by this Agreement, together with any interest, penalties or additions thereon, (collectively, the “Transfer Taxes”). Buyer shall be responsible for preparing and filing any Tax Returns with respect to Transfer Taxes, and each party Seller shall cooperate with Buyer in timely making all filings, returns, reports and forms as necessary or appropriate to comply with the provisions of all Applicable Laws in connection with the payment of such Transfer Taxes, and the parties hereto shall cooperate in good faith to minimize, to the fullest extent possible under such Laws, the amount of any such Transfer Taxes payable in connection therewith.

(b) Apportioned Taxes. Subject to Section 6.12(a), all real property Taxes, personal property Taxes and similar ad valorem obligations levied with respect to the Purchased Assets for a taxable period which includes (but does not end on) the Closing Date (collectively, the “Apportioned Obligations”) shall be apportioned between Seller and Buyer as of the Closing Date based on the relative number of days of such taxable period ending on and including the Closing Date (the “Pre-Closing Apportioned Period”) and the number of days of such taxable period beginning from the day after the Closing Date through the end of such taxable period (the “Post-Closing Apportioned Period”), in each case, as compared to the total number of days in such taxable period. Seller shall be liable for the proportionate amount of Apportioned Obligations that is attributable to the Pre-Closing Apportioned Period. Buyer shall be liable for the proportionate amount of the Apportioned Obligations that is attributable to the Post-Closing Apportioned Period. In the case of all other Taxes, the amount of such Taxes attributable to the Pre-Closing Apportioned Period shall be determined as if a separate return was filed for the period ending as of the end of the day on the Closing Date using a “closing of the books methodology,” and the remaining amount of the Taxes for such period shall be attributable to the Post Closing Apportioned Period, and Seller shall remit to Buyer, within ten (10) days of Buyer’s filing of an applicable Tax Return or, if none, within ten (10) days of Buyer’s remittance to Seller of an invoice reflecting such Tax liability, payment for the proportionate amount of such invoice that is attributable to the Pre-Closing Apportioned Period. Any Tax refunds, credits or overpayments attributable to Taxes shall be apportioned between Buyer and Seller in accordance with the apportionment provided in this Section 6.12(b).

(c) Employment Taxes. Buyer and Seller agree that, for purposes of reporting employee remuneration to the IRS on Forms W-2 and W-3 for the calendar year in which the Closing Date occurs, Buyer and the Company shall utilize the “Standard Procedure” described in Section 4 of IRS Revenue Procedure 2004-53.

Section 6.13 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions and provide further information or assistance as may be reasonably required to carry out the provisions hereof; to give effect to the transactions contemplated by this Agreement and the other Transaction Documents and to allow Buyer to continue to operate the Business as a going concern.

ARTICLE VII
CONDITIONS TO CLOSING; TERMINATION

Section 7.01 Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

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(a) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(b) Seller shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 4.02, and Buyer shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 5.02, in each case, in form and substance reasonably satisfactory to Buyer and Seller, and no such consent, authorization, order and approval shall have been revoked.

(c) Each Selling Shareholder shall have duly completed, executed and delivered to Buyer the Shareholder Representation Letter.

Section 7.02 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of Seller contained in Article IV shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a Material Adverse Effect.

(b) Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date.

(c) Seller shall have delivered to Buyer duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 3.02(a).

(d) Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of each Seller, that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied (the “Seller Closing Certificate”).

(e) Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of each Seller certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of such Seller authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(f) Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying the names and signatures of the officers of Seller authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.

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(g) At least three (3) Business Day before the Closing Date, Seller shall have delivered to Buyer (i) the Preliminary Closing Working Capital Statement and (ii) the Closing Indebtedness Certificate.

(h) Buyer shall have received the Financial Audit.

Section 7.03 Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller’s waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of Buyer contained in Article V shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby.

(b) Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date.

(c) Buyer shall have (i) delivered to Seller the Closing Date Payment, duly executed counterparts to the Transaction Documents (other than this Agreement), and such other documents and deliveries set forth in Section 3.02(b) and (ii) paid, on behalf of Seller, or received evidence of payment by Seller of the Indebtedness of Seller set forth in the Indebtedness Amount.

(d) Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied (the “Buyer Closing Certificate”).

(e) Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(f) Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying the names and signatures of the officers of Buyer authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.

(g) Seller shall have received the Selling Shareholder Approval.

(h) The shares of Buyer Common Stock issuable pursuant to this Agreement shall have been approved for listing on Nasdaq, subject to official notice of issuance.

(i) Seller shall have consummated the Reverse Stock Split.

Section 7.04 Termination.

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(a) Conditions for Termination. This Agreement may be terminated at any time prior to the Closing as follows, and in no other manner:

(i) by mutual written consent of Buyer and Seller;

(ii) by either party by written notice to the other upon the issuance by any Governmental Body of an order, decree or ruling or its taking of any other action restraining, enjoining or otherwise prohibiting the Transactions, which order, decree, ruling or other action will have become final and non-appealable and which renders the condition set forth in Section 7.01(a) incapable of being satisfied; provided, that no termination may be made under this Section 7.04(a)(ii) if the issuance of such order, decree, ruling or such other action has been primarily caused by the action or inaction of the terminating party;

(iii) by Buyer, if Buyer is not then in material breach of this Agreement, by written notice to Seller upon a violation or breach of any covenant or agreement on the part of Seller set forth in this Agreement, or if any representation or warranty contained in Article IV will be or have become untrue, in either case, such that any of the conditions set forth in Section 7.02(a) or Section 7.02(b) would not be satisfied, and such violation or breach has not been waived by Buyer or, if curable, cured in all material respects by the Seller or the Company, as applicable, within 30 days after receipt by Seller of written notice thereof from Buyer; or

(iv) by Seller, if Seller is not then in material breach of this Agreement, by written notice to Buyer upon a violation or breach of any covenant or agreement on the part of Buyer set forth in this Agreement, or if any representation or warranty contained in Article V will be or have become untrue, in either case, such that any of the conditions set forth in Section 7.03(a) or Section 7.03(b) would not be satisfied, and such violation or breach has not been waived by Seller or, if curable, cured in all material respects by Buyer within 30 days after receipt by Buyer of written notice thereof from Seller

(v) by either party by written notice to the other if the Closing will not have occurred on or before the date which is 90 days following the date hereof (the “Outside Date”); provided, however, that no termination may be made under this Section 7.04(a)(v) if the failure to close was caused by the breach by the terminating party of the provisions of this Agreement, provided, however, that if, as of the Outside Date, all of the closing conditions set forth in Section 7.01, 7.02 and 7.03 have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing), then the Outside Date will automatically be extended for a one-month period following the Outside Date at the election of either Seller or Buyer by delivery of written notice to the other parties at least two Business Days prior to the Outside Date.

(b) Effect of Termination. If this Agreement is terminated pursuant to Section 7.04(a) this Agreement will become void and of no further force and effect (other than Article I, Section 6.05, this Section 7.04, Section 10.01 and Section 10.11, which will survive the termination of this Agreement) without any liability or obligation on the part of any party: (a) other than liabilities and obligations under the Confidentiality Agreement and (b) except that no such termination will relieve any party of any liability for damages resulting from any willful breach of this Agreement by such Party.

ARTICLE VIII
INDEMNIFICATION

Section 8.01 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is, (a) in the case of General Warranties, twelve (12) months following the Closing Date and (b) in the case of Fundamental Warranties and Tax Warranties, five (5) years following the Closing Date. None of the covenants or other agreements contained in this Agreement shall survive the Closing Date other than those that by their terms contemplate performance after the Closing Date, and each such surviving covenant and agreement shall survive the Closing for the period contemplated by its terms. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved.

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Section 8.02 Indemnification by Seller and the Selling Shareholders. Subject to the other terms and conditions of this Article VIII, Seller and, following the Dissolution, the Selling Shareholders, shall, severally (in accordance with their Pro Rata Shares) but not jointly, indemnify Buyer against, and shall hold Buyer harmless from and against, any and all Losses incurred or sustained by, or imposed upon, Buyer based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement;

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Seller pursuant to this Agreement or the other Transaction Documents to which it is a party; or

(c) any Excluded Asset or any Excluded Liability.

Section 8.03 Indemnification by Buyer. Subject to the other terms and conditions of this Article VIII, Buyer shall indemnify the Selling Parties against, and shall hold the Selling Parties harmless from and against, any and all Losses incurred or sustained by, or imposed upon, the Selling Parties based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement;

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement; or the other Transaction Documents to which it is a party; or

(c) any Assumed Liability.

Section 8.04 Certain Limitations. The party making a claim under this Article VIII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article VIII is referred to as the “Indemnifying Party”. The indemnification provided for in Section 8.02 and Section 8.03 shall be subject to the following limitations:

(a) The Indemnifying Party shall not be liable to the Indemnified Party for indemnification under Section 8.02(a) or Section 8.03(a), as the case may be, until the aggregate amount of all Losses in respect of indemnification under Section 8.02(a) or Section 8.03(a) exceeds one percent (1%) of the Purchase Price (the “Deductible”), in which event the Indemnifying Party shall only be liable for Losses in excess of the Deductible.

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(b) Subject to Section 8.04(d), the aggregate amount of all Losses for which Seller and the Selling Shareholders shall be liable pursuant to Section 8.02(a) shall not exceed the Indemnity Escrow Shares.

(c) Notwithstanding the foregoing, the limitations set forth in Section 8.04(a), Section 8.04(b) and Section 8.04(c) shall not apply to Losses based upon, arising out of, with respect to or by reason of (i) any inaccuracy in or breach of any Fundamental Warranties or Tax Warranties or (ii) any inaccuracy in or breach of any General Warranties arising from Fraud on the part of a party hereto, provided that, the aggregate amount of all Losses for which Seller shall be liable pursuant to a breach of Fundamental Warranties or Tax Warranties shall not exceed the Purchase Price.

(d) Payments by an Indemnifying Party pursuant to Section 8.02(a) or Section 8.02(b) in respect of any Loss shall be limited to the amount of any Liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received or reasonably expected to be received by the Indemnified Party in respect of any such claim. The Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Losses prior to seeking indemnification under this Agreement.

(e) Payments by an Indemnifying Party pursuant to Section 8.02 or Section 8.02 in respect of any Loss shall be reduced by an amount equal to any Tax benefit realized or reasonably expected to be realized as a result of such Loss by the Indemnified Party.

(f) In no event shall any Indemnifying Party be Liable to any Indemnified Party for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of Section 8.02(a) or Section 8.03(a), as the case may be, or diminution of value or any damages based on any type of multiple.

(g) Each Indemnified Party shall take and cause its Affiliates to use commercially reasonable efforts to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto.

(h) No Losses may be claimed under Section 8.02(a) or Section 8.03(a) by any Indemnified Party to the extent such Losses are included in the calculation of any adjustment to the Purchase Price pursuant to Section 2.06 or Section 2.08.

Section 8.05 Indemnification Procedures. Whenever any claim shall arise for indemnification hereunder, the Indemnified Party shall promptly (but within thirty (30) days) provide written notice of such claim to the Indemnifying Party. Such notice (the “Indemnification Notice”) by the Indemnified Party shall: (a) describe the claim in reasonable detail; (b) include copies of all material written evidence thereof; and (c) indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any Action by a Person who is not a party to this Agreement, the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume the defense of any such Action with counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party shall be entitled to participate in the defense of any such Action, with its counsel and at its own cost and expense, subject to the Indemnifying Party’s right to control the defense thereof. If the Indemnifying Party does not assume the defense of any such Action, the Indemnified Party may, but shall not be obligated to, defend against such Action in such manner as it may deem appropriate, including settling such Action, after giving notice of it to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations herein provided with respect to any damages resulting therefrom. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any claim, including: (i) making available (subject to the provisions of Section 6.05) records relating to such claim; and (ii) furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such claim. The Indemnifying Party shall not settle any Action without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned).

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Section 8.06 Indemnity Escrow.

(a) Source of Recovery.

(i) Generally. Buyer and Seller acknowledge and agree that the Indemnity Escrow Shares are the sole and exclusive remedy of Buyer following the Closing Date for Losses with respect to any breach by Seller or the Selling Shareholders of General Warranties. In the event of a breach of Fundamental Warranties or Fraud by Seller or the Selling Shareholders, and subject to the limitations set forth in Section 8.04, Buyer shall have recourse against Seller for any and all amounts payable pursuant to this Agreement to be first satisfied by reducing the Indemnity Escrow Shares to the extent available, next satisfied by Seller, and, following the Dissolution, satisfied by the Selling Shareholders, provided however, that notwithstanding anything in this Agreement to the contrary, no Selling Shareholder shall be liable to Buyer for Losses in excess of the value of his, her or its respective distribution from Seller in connection with the Dissolution, severally (in accordance with their Pro Rata Shares) but not jointly.

(ii) Payment. Buyer shall be entitled to recover, and Seller shall forfeit, Indemnity Escrow Shares having a value, based on the Share Issuance Rate, equal to any amounts finally determined to be payable by Seller and/or the Selling Shareholders to Buyer pursuant to and in accordance with this Article VIII.

(b) Release. Within five (5) Business Days after the date that is twelve (12) months after the Closing Date (the “Escrow Release Date”), Buyer shall deliver to Shareholders’ Representative an executed joint written direction directing the Escrow Agent to release to Shareholders’ Representative (on behalf of Seller) the balance of the Indemnity Escrow Shares remaining at such time; provided, the Escrow Agent shall continue to retain, following the Escrow Release Date, Indemnity Escrow Shares having a value, based on the Share Issuance Rate, equal to the aggregate amount of all outstanding, unresolved bona fide claims made in good faith (“Open Claims”) for indemnification made by Buyer pursuant to this Article VIII. Within five (5) Business Days following the final resolution of any Open Claims, Buyer shall deliver to Shareholders’ Representative an executed joint written direction directing the Escrow Agent to release (i) to Buyer, Indemnity Escrow Shares having a value, based on the Share Issuance Rate, equal to the amount of the Open Claims finally resolved in favor of Buyer, and (ii) to Shareholders’ Representative (on behalf of Seller), the remaining Indemnity Escrow Shares.

Section 8.07 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 8.08 Exclusive Remedies. Subject to Section 2.08, Section 6.06, and Section 10.12, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from Fraud on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VIII. In furtherance of the foregoing, except with respect to Section 2.08, Section 6.06, and Section 10.12, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article VIII. Nothing in this Section 8.08 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 10.12 or to seek any remedy on account of any Fraud by any party hereto.

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ARTICLE IX
DISSOLUTION OF SELLER; SHAREHOLDERS’ REPRESENTATIVE

Section 9.01 Dissolution. Buyer hereby expressly acknowledges and agrees that the Selling Shareholders may, any time after the Closing Date, dissolve Seller in accordance with the Delaware General Corporation Law (the “Dissolution”). Following the Dissolution, any references to Seller in this Agreement in respect of actions to be taken hereunder shall be automatically replaced with a reference to the Shareholders’ Representative.

Section 9.02 Appointment of Shareholders’ Representative. Seller and each Selling Shareholder hereby irrevocably appoints Michael Harris, as its true and lawful attorney-in-fact and agent (the “Shareholders’ Representative”), with full power of substitution or resubstitution, to act exclusively for and on behalf of Seller and such Selling Shareholder with respect to all matters arising in connection with this Agreement, in accordance with the terms and provisions of this Agreement, including in connection with any amounts payable in connection with this Agreement and to act on behalf of Seller and such Selling Shareholder in any litigation or arbitration involving this Agreement, to do or refrain from doing all such further acts and things, and to execute all such documents (including, without limitation, the Escrow Agreement) as the Shareholders’ Representative shall deem necessary or appropriate in connection with the transactions contemplated by this Agreement, including the power:

(a) to act for Seller and such Selling Shareholder with regard to matters pertaining to indemnification referred to in this Agreement, including the power to compromise any indemnity claim on behalf of Seller and such Selling Shareholder, any matter concerning the purchase price adjustment set forth in Section 2.08, or any manner concerning the Earnout Payments set forth in Section 2.10.

(b) to act for Seller and such Selling Shareholder with regard to matters pertaining to litigation;

(c) to execute and deliver all documents in connection with the transactions contemplated hereby or amendments thereto that the Shareholders’ Representative deems necessary or appropriate;

(d) to receive funds, make payments of funds, and give receipts for funds;

(e) to receive funds for the payment of expenses of Seller and such Selling Shareholder and apply such funds in payment for such expenses;

(f) to do or refrain from doing any further act or deed on behalf Seller and such Selling Shareholder that the Shareholders’ Representative deems necessary or appropriate in its sole discretion relating to the subject matter of this Agreement as fully and completely as Seller or such Selling Shareholder could do if personally present;

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(g) to receive service of process in connection with any claims under this Agreement;

(h) to take any action on behalf of Seller and Selling Shareholders with respect to the Escrow Agreement and the Escrow Amount; and

(i) to make payments and disbursements from, and otherwise take any action with respect to, the Seller Administrative Expense Fund.

Section 9.03 Irrevocable Appointment of Shareholders’ Representative. The appointment of the Shareholders’ Representative shall be deemed coupled with an interest and shall be irrevocable, and Buyer and any other person may conclusively and absolutely rely, without inquiry, upon any action of the Shareholders’ Representative in all matters referred to herein. Any action taken by the Shareholders’ Representative must be in writing and must be signed by the Shareholders’ Representative then serving in such capacity. All notices required to be made or delivered by Buyer to Seller or any Selling Shareholder shall be made to the Shareholders’ Representative for the benefit of Seller or such Selling Shareholder and shall discharge in full all notice requirements of Buyer to such Seller with respect thereto. By their appointment of the Shareholders’ Representative, Seller and the Selling Shareholders thereby confirm all that the Shareholders’ Representative shall do or cause to be done by virtue of its appointment as the representative of Seller and the Selling Shareholders hereunder. The Shareholders’ Representative shall act for Seller and the Selling Shareholders on all of the matters set forth in this Agreement in the manner the Shareholders’ Representative believes to be in the best interest of Seller and the Selling Shareholders and consistent with the obligations of Seller and the Selling Shareholders under this Agreement, but the Shareholders’ Representative shall not be responsible to Seller or any Selling Shareholder for any damages which Seller or the Selling Shareholders may suffer by the performance of the Shareholders’ Representative’s duties under this Agreement, other than damages arising from willful violation of applicable Law or willful misconduct in the performance of such duties under this Agreement. The Shareholders’ Representative shall not have any duties or responsibilities except those expressly set forth in this Agreement, and no implied covenants, functions, responsibilities, duties or Liabilities shall be read into this Agreement or shall otherwise exist against the Shareholders’ Representative.

Section 9.04 Successor Shareholders’ Representative. In the event that the Shareholders’ Representative is unable to serve as the Shareholders’ Representative or resigns from his position as Shareholders’ Representative, Seller (if prior to the Dissolution) and the Selling Shareholders shall appoint a replacement Shareholders’ Representative by approval of Seller (if prior to Dissolution) and Selling Shareholders owning a majority of Seller’s common stock as of the date hereof, which replacement Shareholders’ Representative shall be deemed to be the Shareholders’ Representative for all purposes of this Agreement.

Section 9.05 Reliance by Shareholders’ Representative. The Shareholders’ Representative shall be entitled to rely, and shall be fully protected in relying, upon any statements furnished to it by Seller, any Selling Shareholder, Buyer or any other evidence deemed by the Shareholders’ Representative to be reliable, and the Shareholders’ Representative shall be entitled to act on the advice of counsel selected by it. The Shareholders’ Representative shall be fully justified in failing or refusing to take any action under this Agreement unless it shall have received such advice or concurrence of Seller and any Selling Shareholder as it deems appropriate or it shall have been expressly indemnified to its satisfaction by Seller and the Selling Shareholders against any and all Liability and expense that the Shareholders’ Representative may incur by reason of taking or continuing to take any such action. The Shareholders’ Representative shall in all cases be fully protected in acting, or refraining from acting, under this Agreement in accordance with a request of Seller and the Selling Shareholders, and such request, and any action taken or failure to act pursuant thereto, shall be binding upon Seller and all Selling Shareholders. Notwithstanding the foregoing or anything to the contrary in this Agreement, Buyer will be entitled to rely on the Shareholders’ Representative’s authority hereunder, and upon payment to the Shareholders’ Representative of any amount due and payable to Seller hereunder, such payment obligation of Buyer to Seller will be considered fully satisfied.

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Section 9.06 Seller Administrative Expense Fund. The Shareholders’ Representative shall hold the Seller Administrative Expense Fund as a fund from which the Shareholders’ Representative shall pay any fees, expenses or costs it incurs in performing its rights, duties and obligations under this Agreement and the Ancillary Agreements by or on behalf of Seller. At such time and from time to time that the Shareholders’ Representative determines in its good faith discretion that a portion of the Seller Administrative Expense Fund will not be required for the payment of such fees, expenses or costs, the Shareholders’ Representative shall distribute to the Seller, or if following the Dissolution, to the Selling Shareholders, amounts from the Seller Administrative Expense Fund. For Tax purposes, the Selling Shareholders will be treated as the owner of the Seller Administrative Expense Fund and any earnings or interest thereon. The Shareholders’ Representative shall report and withhold any Taxes as it determines may be required by any Law in effect at the time of any distribution or otherwise from the Seller Administrative Expense Fund.

ARTICLE X
MISCELLANEOUS

Section 10.01 Expenses. Except as otherwise expressly provided herein (including Section 6.12 hereof), all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 10.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

If to Seller:	Novo Group, Inc. c/o Michael Harris 5390 Hunt Club Road Racine, WI 53402

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with a copy (which shall not constitute notice) to:

Reinhart Boerner Van Deuren s.c. Attn: Kevin Howley 1000 N. Water Street, Suite 1700 Milwaukee, WI 53202 Phone: (414) 298-8188 Email: khowley@reinhartlaw.com

If to Shareholders’ Representative:

Michael Harris 5390 Hunt Club Road Racine, WI 53402

with a copy (which shall not constitute notice) to:

Reinhart Boerner Van Deuren s.c. Attn: Kevin Howley 1000 N. Water Street, Suite 1700 Milwaukee, WI 53202 Phone: (414) 298-8188 Email: khowley@reinhartlaw.com

If to Buyer:	Recruiter.com Group, Inc. Attn: Evan Sohn Phone: (855) 931-1500

Section 10.03 Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

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Section 10.04 Disclosure Schedules. All section headings in the Disclosure Schedules correspond to the sections of this Agreement, but information provided in any section of the Disclosure Schedules shall constitute disclosure for purposes of each section of this Agreement where such information is relevant. Unless the context otherwise requires, all capitalized terms used in the Disclosure Schedules shall have the respective meanings assigned to such terms in this Agreement. Certain information set forth in the Disclosure Schedules is included solely for informational purposes, and may not be required to be disclosed pursuant to this Agreement. No reference to or disclosure of any item or other matter in the Disclosure Schedules shall be construed as an admission or indication that such item or other matter is required to be referred to or disclosed in the Disclosure Schedules. No disclosure in the Disclosure Schedules relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The inclusion of any information in the Disclosure Schedules shall not be deemed to be an admission or acknowledgment by Seller that in and of itself, such information is material to or outside the ordinary course of the business or is required to be disclosed on the Disclosure Schedules. No disclosure in the Disclosure Schedules shall be deemed to create any rights in any third party.

Section 10.05 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.06 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.07 Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 10.08 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 10.09 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.10 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

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Section 10.11 Governing Law.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

(b) The parties hereto agree that any dispute seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or any Transaction Document shall be brought in any federal court located in the State of Delaware or any Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such proceeding in any such court or that any such proceeding brought in any such court has been brought in an inconvenient forum. Process in any such proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 10.02 shall be deemed effective service of process on such party.

(c) Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTION DOCUMENTS CONTEMPLATED HEREBY.

Section 10.12 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 10.13 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 10.14 Non-Recourse. This Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the Persons that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. No past, present or future director, officer, employee, incorporator, manager, member, partner, stockholder, Affiliate, agent, attorney or other Representative of any party hereto or of any Affiliate of any party hereto, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any party hereto under this Agreement or for any claim, action, suit or other legal proceeding based on, in respect of or by reason of the transactions contemplated hereby.

[Signatures follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

BUYER:	SELLER:
Recruiter.com Group, Inc.	Novo Group, Inc.
By: ___________________________________________ Name: Evan Sohn Title: President	By: ___________________________________________ Name: Mike McElherne Title: Chief Operating Officer

RESTRICTED SHAREHOLDERS:

_________________________________

Name: Michael Harris

Title: Shareholder

_________________________________

Name: Ted Kellner

Title: Shareholder

SHAREHOLDERS’ REPRESENTATIVE:

__________________________________

Michael Harris

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EXHIBIT A

Employment Agreement

See attached.

EXHIBIT B

Seller Clients

EXHIBIT C

Purchase Price Allocation

EXHIBIT D

Form of Bill of Sale

See attached.

EXHIBIT E

Form of Assignment and Assumption Agreement

See attached.

EXHIBIT F

Registration Rights Agreement

See attached.

EXHIBIT G

Escrow Agreement

See attached.

EXHIBIT H

Shareholder Representation Letter

See attached.

EXHIBIT I

Selling Shareholders

EXHIBIT J

PROMISSORY NOTE

See attached.

SCHEDULE 2.06

Accounting Methodologies